Exhibit 4(a)

Share Sale Agreement

Lloyds TSB Bank plc

Lloyds Bank Subsidiaries Limited

Australia and New Zealand Banking Group Limited
(ABN 11 005 357 522)

ANZ Banking Group (New Zealand) Limited

SHARE SALE AGREEMENT

SHARE SALE AGREEMENT

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT

NBNZFinal Share Sale Agreement

SHARE SALE AGREEMENT

10.21	Execution and Delivery	76
10.22	Counterparts	76

FIRST SCHEDULE - SUBSIDIARIES		78

SECOND SCHEDULE - CLOSING ACCOUNTS		82

THIRD SCHEDULE - VENDOR WARRANTIES		88

FOURTH SCHEDULE - PURCHASER WARRANTIES		98

APPENDIX ONE – PROPERTY INTERESTS

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	1

Date: 24 October 2003

PARTIES

Lloyds TSB Bank plc at London, England

Lloyds Bank Subsidiaries Limited at London, England

Australia and New Zealand Banking Group Limited (ABN 11 005 357 522) at Melbourne, Australia

ANZ Banking Group (New Zealand) Limited at Wellington, New Zealand (Registered Number 35976)

BACKGROUND

A	At the request of the Guarantor, the Vendor has agreed to sell to the Purchaser (a wholly owned subsidiary of the Guarantor) all of the shares in NBNZ Holdings for the consideration, and upon and subject to the terms and conditions, set out in this Agreement.

B	Lloyds TSB has agreed to guarantee the Vendor’s obligations under this Agreement and the Guarantor has agreed to guarantee the Purchaser’s obligations under this Agreement.

IT IS AGREED between the Parties as follows:

1	INTERPRETATION

1.1	Definitions
In this Agreement, unless inconsistent with the context, the following terms shall have the following meanings:

Accounting Period means the period commencing on 1 January 2003 and ending on the day before the Closing Date.

Accounting Policies means the accounting policies referred to in paragraph 1 of the Second Schedule to the extent that that paragraph requires those policies to be applied in the preparation of the Closing Accounts.

Adjustment Date means the day falling 10 Business Days after the Closing Accounts are designated as such in accordance with the Second Schedule.

Agreed NTA means the sum of NZ$2,272,000,000 (two billion two hundred and seventy two million New Zealand dollars).

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	2

Agreement includes the Recitals, each Schedule and the Appendix, all as may be amended in writing between the Parties.

ANZ Group means the Guarantor and its subsidiaries.

Balance Date means 31 December 2002.

Black Box Documents means the documents in Section 17 the Data Room Index.

Business Day means:

(a)	in clause 10.6 , a day on which banks are open for general over-the-counter banking business in London and Wellington; and

(b)	elsewhere in this Agreement, a day on which banks are open for over-the-counter banking business in Wellington.

Closing means the closing of the sale and purchase of the Shares on the Closing Date pursuant to this Agreement.

Closing Accounts means the consolidated financial statements of the NBNZ Group as at midnight on (that is, at the end of) the day before the Closing Date and for the Accounting Period to be prepared and audited pursuant to clause 3.5 and the Second Schedule comprising:

(a)	consolidated statement of financial performance for the Accounting Period;

(b)	consolidated statement of financial position as at the date before the Closing Date;

(c)	consolidated statement of movements in equity for the Accounting Period,

and includes the notes to those financial statements, when those financial statements are deemed to be designated as the Closing Accounts in accordance with the Second Schedule.

Closing Date means:

(a)	1 December 2003; or

(b)	such other date as may be agreed in writing between Lloyds TSB and the Purchaser as the Closing Date for the purposes of this Agreement,

and, as the context may require, means the date on which Closing takes place.

Companies Act means the Companies Act 1993.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	3

Confidentiality Deed means the Confidentiality Deed dated 13 June 2003 executed by the Guarantor in favour of Lloyds TSB.

Data Room means the premises in Sydney, Auckland and Wellington at which the written information referred to in the Data Room Index was made available by Lloyds TSB to the Purchaser and/or the Guarantor for inspection.

Data Room Index means the index of written information made a vailable by Lloyds TSB to the Purchaser and/or the Guarantor for inspection in the Data Room, a copy of which has been initialled (for the purposes of identification) by or on behalf of Lloyds TSB and the Purchaser and is to be held by KPMG under the terms of an escrow letter.

Default Rate means the Interest Rate (calculated as at the first date on which the relevant default interest commences to accrue and calculated at intervals of thirty (30) days thereafter) plus a margin of two percentage points.

Disclosure Information means the following information:

(a) written information about the NBNZ Group provided to the Purchaser and/or the Guarantor or their respective advisers in the due diligence Data Room established for the Guarantor and the Purchaser on behalf of Lloyds TSB;

(b) information about the NBNZ Group contained in the written answers provided by Lloyds TSB, the Vendor, a Group Company or their respective advisers to the Guarantor and/or the Purchaser or their respective advisers in response to written questions submitted by or on behalf of the Guarantor and/or the Purchaser; and

(c) other written information (including the Disclosure Letter) about the NBNZ Group provided to the Purchaser and/or the Guarantor or their respective advisers by Lloyds TSB or its advisers,

in each case for the purposes of the Guarantor’s and/or the Purchaser’s due diligence investigation of the NBNZ Group, copies of which written information are in an agreed collection of folders, each of which folders (for the purposes of identification) includes a confirmation form signed by or on behalf of Lloyds TSB and the Purchaser and all of which folders are to be held by KPMG under the terms of an escrow letter, but for the avoidance of doubt excludes the National Bank’s individual customer loan and credit files reviewed by or on behalf of the Purchaser and/or the Guarantor.

Disclosure Letter means the disclosure letter dated the Execution Date and provided to the Purchaser by or on behalf of the Vendor before the execution of this Agreement a nd recording certain exceptions to the Vendor Warranties and containing other information.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	4

Distribution has the meaning given to that term by section 2(1) of the Companies Act.

Employee means a person who is an employee of the NBNZ Group as at Closing.

Execution Date means the date of this Agreement.

Governmental Authority means a minister of the Crown, department of state, government authority, regional council, territorial authority or other statutory or regulatory authority, industry regulator or ombudsman having jurisdiction or authority to perform or exercise functions or powers.

Group Company:

(a) means NBNZ Holdings and each other company (and includes Countrywide Endeavour Building Society) which is a member of the NBNZ Group; and

(b) for the purposes of Section 7 and paragraphs 10.2 and17 of the Third Schedule and in respect of any period, includes any other taxpayer whose results are consolidated into the financial accounts of NBNZ Holdings for the year(s) to which the period relates.

GST means goods and services tax chargeable under the Goods and Services Tax Act 1985.

Guarantor means, subject to clause 9.1 , Australia and New Zealand Banking Group Limited, a company incorporated in Australia (ABN 11 005 357 522).

Insolvency Event means, in relatio n to any Group Company:

(a) the appointment of a receiver or manager of the whole or any material part of that Group Company’s assets, or of a liquidator, statutory manager or similar official unless the appointment is discharged within 21 days of it being made;

(b) an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken for:

(i)	the liquidation or removal of that Group Company from the register of companies, unless:

	(aa)	the application, order, proceedings, or resolution is withdrawn, reversed, struck out or dismissed within 21 days of it being made; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	5

(bb) the application, order, proceedings, or resolution is frivolous or vexatious and is contested in good faith by that Group Company; or

(ii) the entry by the Group Company into an arrangement with or assignment for the benefit of its creditors or a class of them;

(c)	the Group Company being declared to be at risk for the purposes of the Corporations (Investment and Management) Act 1989;

(d)	the Group Company:

(i) being (or being taken to be under applicable legislation) unable to pay its debts as they fall due; or

(ii) stopping or suspending payment of all or a class of its debt other than as the result of a failure to pay a debt or claim the subject of a good faith dispute;

(e)	the Group Company (other than a company named in Part 2 of the First Schedule) ceasing to carry on business;

(f)	the Group Company amalgamating with any company, or otherwise changing the form in which it exists as a company otherwise than for the purp oses of a solvent reconstruction, merger or consolidation; or

(g)	circumstances which will, or with the passing of time or giving of notice will, result in the liquidation or removal of the Group Company from the register of companies; or

(h)	any analogous event a ffecting the Group Company in any jurisdiction other than New Zealand.

Interest Rate means:

(a)	in respect of any payment to be made in New Zealand dollars, the following:

(i) the “FRA” rate for 30 day bank accepted bills of exchange (expressed as a percentage) asquoted on the Reuters page BKBM (or any successor page) at 10.45am on the first Business Day of the period in respect of which such rate is to be calculated; or

(ii) if such rate does not appear on that Reuters Page on that Business Day, the average of the mean bid and offered rates of the National Bank for bank bills of exchange having a tenor of 30 days at or about 10.45am on that Business Day;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	6

(b)	in respect of any payment to be made in any currency other than New Zealand dollars, the following:

(i) the rate per annum which is the offered rate rounded up to the nearest four decimal places calculated and published by the information vendor for the time being designated by the British Bankers’ Association (presently appearing on the relevant page of the Reuters Screen Service): or

(ii) if no such rate is published or available for the applicable currency or Interest Period on such screen service, the rate offered to Lloyds TSB by prime banks in the London Interbank market, as determined by Lloyds TSB, in either such case, at or about 11.00 a.m. (or such later time as may be agreed between Lloyds TSB and the Purchaser in respect of the period in respect of which such rate is to be calculated) on the first Business Day of the period in respect of which such rate is to be calculated for deposits in the amount and currency of the drawing for the term of the period in respect of which such rate is to be calculated.

Interim Period means the period commencing on the Execution Date and ending at Closing.

June Accounts means the audited consolidated financial statements of the NBNZ Group as at 30 June 2003 comprising:

(i)	consolidated statement of financial performance for the 6 months ended 30 June 2003;

(ii)	consolidated statement of financial position as at 30 June 2003;

(iii)	consolidated statement of movements in equity for the 6 months ended 30 June 2003;

(iv)	consolidated statement of cash flows for the 6 months ended 30 June 2003,

and includes the notes to those financial statements.

Latest Annual Accounts means:

(a)	in relation to the NBNZ Group, the audited consolidated financial statements of the NBNZ Group as at the Balance Date comprising:

(i) consolidated statement of financial performance for the year ended on the Balance Date;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	7

(ii) consolidated statement of financial position as at the Balance Date;

(iii) consolidated statement of movements in equity for the year ended on the Balance Date; and

(iv) consolidated statement of cash flows for the year ended on the Balance Date,

and includes the notes to those financial statements; and

(b) in relation to a Managed Fund, the audited financial statements for that Managed Fund as at the end of its most recently completed financial year prepared under the Financial Reporting Act 1993.

Lloyds TSB means Lloyds TSB Bank plc a company incorporated in England.

Lloyds TSB Group means Lloyds TSB Group plc (a company incorporated in Scotland) and its subsidiaries and unless inconsistent with the context, means each such company individually.

Lloyds TSB Trade Marks means the Trade Marks listed in the First Schedule of the Trade Mark Licence.

Loan means:

(a) an asset of a Group Company which, if it was or had been an asset of that Group Company as at 30 June 2003, would have fallen within the category of “Loans and Advances” in the statement of financial position forming part of the June Accounts; and

(b) each legally binding commitment or obligation of a Group Company to make available any loan, advance, guarantee, letter of credit or other financial accommodation which, when fulfilled, would result in the creation of an asset in the nature of the asset referred to in (a) above.

Loan Notes means the floating rate unsecured New Zealand dollar loan notes referred to in Document number 14.1.3.4 in the Data Room Index.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	8

LTSB Existing Standby Facility means the standby credit facility in a principal amount of up to £4 billion provided by Lloyds TSB to the National Bank and existing as at the Execution Date.

LTSB New Revolving Loan Facility means the new revolving loan facility in a principal amount of up to £2 billion to be made available from Closing by Lloyds TSB to the National Bank substantially on the terms set out in a facility letter the form of which has been initialled on behalf of Lloyds TSB and the Guarantor for the purposes of identification.

Managed Funds means:

(a)	the Thoroughbred Unit Trusts (formerly known as the National Bank Unit Trusts) being unit trusts existing under the Unit Trusts Act 1960 and established under a Trust Deed dated 22 September 1988 between the National Bank (as Manager) and the Public Trust (as Trustee);

(b)	the Thoroughbred Cash Fund being a group investment fund existing under the Public Trust Act 2001 and governed by a Trust Deed dated 19 July 2001 between the National Bank (as Manager) and the Public Trust (as Trustee);

(c)	the Thoroughbred Superannuation Plan (formerly known as the National Bank Superannuation Plan) being a registered superannuation scheme under the Superannuation Schemes Act 1989 and established under a Trust Deed dated 23 April 1992 between the National Bank and the Public Trust (as Trustee);

(d)	the Thoroughbred Superannuation Scheme being a registered superannuation scheme under the Superannuation Schemes Act 1989 and established under a Trust Deed dated 31 July 1997 between the National Bank and the Public Trust (as Trustee);

(e)	the National Bank Superannuation Bond being a registered superannuation scheme under the Superannuation Schemes Act 1989 and established under a Trust Deed dated 19 November 1993 between the National Bank and the Public Trust (as Trustee); and

(f)	the Staff Superannuation Fund.

Material Adverse Effect in relation to a person means a material adverse effect on that person’s financial condition or operations or on the consolidated financial condition or operations of it and its subsidiaries taken as a whole.

Material Contract means any contract or a greement, whether written or oral, and including any amendments thereto (each a contract) to which a Group Company is a party and under which a Group Company has unperformed obligations or has

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	9

yet to receive the full benefit as at the Execution Date and which involves, relates to or affects the business and/or assets of one or more of the Group Companies, and which:

(a) involves, or the Vendor believes may reasonably be expected to involve, the payment or receipt by a Group Company of in excess of NZ$250,000 (two hundred and fifty thousand New Zealand dollars) (before GST) in cash or other consideration of equivalent nature per annum; or

(b) if terminated, would have a Material Adverse Effect on any Group Company; and

(c) is not:

(i) a Loan contract; or

(ii) a guarantee or security for a Loan or an indemnity in respect of a Loan; or

(iii) an employment contract or another contract for the provision of personal services to a Group Company.

month means calendar month.

National Bank means The National Bank of New Zealand Limited a company incorporated in New Zealand (Registered Number WN 276922).

National Bank Group means the National Bank and its subsidiaries (and includes Countrywide Endeavour Building Society) and, unless inconsistent with the context, means each such company or other entity individually.

NBNZ Group means NBNZ Holdings and its subsidiaries, including members of the National Bank Group and, unless inconsistent with the context, means each such company or other entity individually.

NBNZ Group Trade Marks means those trade marks of which a Group Company is registered as the proprietor.

NBNZ Holdings means NBNZ Holdings Limited a company incorporated in New Zealand (Registered Number WN 421963).

Net Tangible Assets means the amount by which Total Tangible Assets as disclosed in the Closing Accounts exceed Total Liabilities as disclosed in the Closing Accounts.

NZ GAAP means New Zealand generally accepted accounting practice within the terms of section 3 of the Financial Reporting Act 1993.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	10

a Party means the Vendor, the Purchaser, Lloyds TSB or the Guarantor, as the case may be, and the Parties means them collectively.

Permitted Dividends means the imputed dividend and the supplementary dividend referred to in clause 2.5.

Permitted Encumbrance means:

(a)	encumbrances securing taxes, assessments, governmental charges or levies, or the claims of contractors, carriers, landlords, warehousemen, workmen, repairmen, customers, employees and similar persons, which are not yet due and payable or are being contested in good faith, so long a s such contest does not involve any substantial danger of the sale, forfeiture or loss of properties or assets which are material to the NBNZ Group details of which have been included in the Disclosure Information;

(b)	encumbrances and imperfections of land title in respect of Property Interests which are not reasonably likely to, individually or in the aggregate, have a material adverse effect on or materially interfere with the use, occupancy or operation of the relevant premises as currently used, occupied or operated;

(c)	reservations of ownership by suppliers in the ordinary course of business;

(d)	with respect to leased premises forming part of the Property Interests, all underlying mortgages, deeds of trust, leases, grants of term or other estates in or interests affecting the landlord’s or fee simple owner’s interest in the applicable portion of such property which are superior to the interests of the relevant Group Company as tenant under the applicable lease;

(e)	with respect to owned premises and leased premises forming part of the Property Interests, all applicable building and zoning ordinances;

(f)	security interests arising in the ordinary course of business and disclosed on the Personal Property Securities Register, including security interests relating to the Relevant Transactions.

Property Interests means the NBNZ Group’s freehold and leasehold interests in land (including its leases or tenancies of buildings) described in the schedule attached to this Agreement as Appendix One.

Purchase Price means the purchase price for the Shares being the price referred to in clause 3.1 as the same may be adjusted pursuant to clause 3.2.

Purchaser means ANZ Banking Group (New Zealand) Limited a company incorporated in New Zealand (Registered Number 35976).

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	11

Purchaser Warranties means the representations and warranties of the Purchaser and the Guarantor created by clause 6.13 and set out in the Fourth Schedule.

Related Company has the meaning given to that term in section 2(3) of the Companies Act.

Relevant Transactions means the seven transactions specified in Part 1 of Document number 17.4.1 in the Data Room Index.

Shares means 357,781,904 fully paid ordinary shares in the capital of NBNZ Holdings.

Staff Superannuation Fund means the National Bank Staff Superannuation Fund being a registered superannuation scheme under the Superannuation Schemes Act 1989 and established under a Deed dated 1 April 1900 between the National Bank and the Public Trust (as Trustee) and governed by Rules deemed (under a Trust Deed dated 31 March 1979 between the National Bank and the Trustees) to have come into force on 1 June 1978 (Registered Number AS 2294).

Structured Finance Transactions means the transactions specified in parts 1 and 2 of Document number 17.4.1 in the Data Room Index.

subsidiary has the meaning given to it in section 5(1) of the Companies Act.

Superannuation Funding Shortfall means the excess of the accrued liabilities of the Staff Superannuation Fund over the market value of the assets of the Staff Superannuation Fund, as determined by the actuary to the Staff Superannuation Fund pursuant to the provisions of Professional Standard Number 2 (Actuarial Reporting for Superannuation Schemes) promulgated by the New Zealand Society of Actuaries.

Tax Savings, in respect of a loss, liability, cost or expense shall:

(a) include, where the amount of a loss, liability, cost or expense incurred is wholly or partly deductible for income tax purposes, the amount of the deduction (or where the deduction is properly allocable for tax purposes to more than one or another income year an amount representing the net present value of the deduction as agreed by the Vendor and Purchaser, or failing agreement as determined by an independent expert appointed, mutatis mutandis, in accordance with paragraph 3.1 of the Second Schedule) to which the relevant person is entitled multiplied by the relevant taxation rate;

(b) in the case of a deduction referred to in (a) above (and after that deduction has been present valued if required), be treated and deemed incurredand allocable in the same income year as the relevant loss, liability, cost or expense is incurred; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	12

(c) include the amount of any input tax credit available as a consequence of that loss, liability, cost or expense.

Total Liabilities means the aggregate o f all liabilities of the NBNZ Group on a consolidated basis ascertained in accordance with the Accounting Policies.

Total Tangible Assets means the aggregate of the book values of the tangible assets of the NBNZ Group on a consolidated basis ascertained in accordance with the Accounting Policies.

Trade Mark Licence means the trade mark licence between Lloyds TSB and the National Bank, in the form agreed between Lloyds TSB and the Purchaser on or before the Execution Date and initialled on behalf of those Parties for the purposes of identification.

Transaction Four Transactions means the three transactions identified as the Transaction Four Transactions in Document number 17.4.1 in the Data Room Index and includes a reference to each such Transaction Four Transactions individually.

Transaction One means the funding and arrangement transaction identified as Transaction One in Document number 17.4.1 in the Data Room Index.

Transaction Three Swaps means the two funding swap transactions identified as Transaction Three Swaps in Document number 17.4.1 in the Data Room Index.

Transaction Two means the financing transaction identified as Transaction Two and Document number 17.4.1 in the Data Room Index.

Transaction Two - Entity One and Entity Two mean the entities respectively described as such in Document number 17.4.1 in the Data Room Index.

Underwriting Agreement means the Underwriting Agreement dated on or about 24 October 2003 between the Guarantor (as issuer) and Morgan Stanley Dean Witter Australia Securities Limited and Citigroup Global Markets Australia Pty Limited (as underwriters) a copy of which has been initialled on behalf of the Parties for the purposes of identification.

Vendor means Lloyds Bank Subsidiaries Limited a company incorporated in England.

Vendor Warranties means the representations and warranties of the Vendor and Lloyds TSB created by clause 6.1 and set out in the Third Schedule.

Vendor Warranty Claim means a claim under clause 6.2 (but which is not precluded by another provision in Section 6) by the Purchaser for compensation by the Vendor for a Warranty Loss.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	13

Warranty Loss means a loss, cost, expense or monetary liability of (in each case) a type or nature which is reasonably foreseeable (other than loss of profits but including reasonable legal and other costs) suffered or incurred by the Purchaser (calculated, subject to clause 6.4(a), after taking into account all relevant Tax Savings in relation to the relevant loss, cost, expense or monetary liability of the Purchaser and/or the relevant Group Company/ies) to the extent that the same arises as a result of a Vendor Warranty being untrue, and:

	(a)	for the purposes of this definition such a reasonably foreseeable loss, cost, expense or monetary liability of a Group Company shall be deemed to be a reasonably foreseeable loss, cost, expense or monetary liability of the Purchaser of exactly the same amount, except in relation to partly owned Group Companies where the amount of the deemed loss, cost, exposure or monetary liability shall be the same proportion of the relevant loss, cost, expense or monetary liability as the proportion of the ordinary voting securities in that partly owned subsidiary owned by another Group Company; and

	(b)	for the avoidance of doubt, for the purposes of this definition and otherwise, the Vendor shall not be liable in respect of any amount payable by the Guarantor to, or any other liability of the Guarantor to, any equity investor or other investor in the Guarantor.

Wind-up Companies means the following Group Companies and, unless inconsistent with the context, means each such company individually:

	(a)	Countrywide Superannuation Services Limited;

	(b)	Lloyds NZA Pty Limited;

	(c)	Northpac Holdings Limited;

	(d)	Pukete Industrial Holdings Limited;

	(e)	Receivables Warehouse Limited;

	(f)	Ronaldo Enterprises Limited;

	(g)	South Pacific Merchant Finance (Australia) Pty Limited;

	(h)	Southpac Corporation (Australia) Pty Limited; and

	(i)	Southpac Investment Management (Australia) Pty Limited.

1.2	Construction of References

In this Agreement, unless the context requires otherwise, any reference to:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	14

consent includes an approval, authorisation, consent, exemption, filing, licence, order, exemption, permit, permission, recording, notification, lodgement, declaration or registration from, by or with a Governmental Authority, and references to obtaining consents are to be construed accordingly.

encumbrance means a debenture, mortgage, charge (whether fixed or floating), pledge, lien or other security interest whether legal or equitable and references to encumber are to be construed accordingly.

person includes an individual, body corporate, an association of persons (whether corporate or not), a trust and a state or agency of a state (in each case, whether or not having separate legal personality and whether incorporated or existing in New Zealand or elsewhere).

relief includes relief, loss allowance, credit of tax, deduction, or set-off in computing income for the purposes of taxation, or computing any liability for taxation, or any grant conferred on any person, or any right to repayment of taxation (whether or not including interest) available to that person whether in New Zealand or elsewhere.

so far as the Vendor is aware is a reference to the actual knowledge (and not the constructive knowledge) of:

(a) employees of Lloyds TSB after reasonable enquiry on their behalf has been made of the Chief Executive and Chief Financial Officer of the National Bank and (for the purposes of theThird Schedule only) also of the Head of Technology of the National Bank; and

(b) (for the purposes of Section 7 only) also of Greg Grant and Michael Lynch being employees of the National Bank.

taxation or tax includes:

(a) all forms of taxation (whether direct or indirect), duties, imposts, withholding obligations, levies and rates of New Zealand or elsewhere and, in particular (but without limitation), income tax, fringe benefit tax, cheque duty, credit card transaction duty, goods and services tax, gift duty, accident compensation levies, dividend withholding payments, customs or excise duties, resident withholding taxes, non-resident withholding taxes, specified superannuation contribution withholding taxes and approved issuer levies; and

(b) all costs, charges, interest, penalties, additional tax, fines and expenses, incidental and relating to or arising in connection with any such taxes, duties, dues, imposts, withholding obligations, levies or rates or to the negotiation of any settlement of any dispute as to the liability of any person for any of them, or any actual or threatened taxation claim or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	15

proceedings of whatsoever nature and wheresoever undertaken in connection with any of them.

taxation authority means the Inland Revenue Department and any other governmental or other authority whatsoever competent to impose or collect any form of taxation whether in New Zealand or elsewhere.

taxation claimincludes any notice, demand, assessment, determination, letter or other document issued, or action taken, by or on behalf of any Governmental Authority (whether state, provincial or local), statutory or regulatory authority or body or other person, whether in New Zealand or elsewhere, and in particular (but without limitation) the Inland Revenue Department in New Zealand (or any overseas body with similar functions or powers), whereby a Group Company may be, or be sought to be, placed under any liability to, or any increased liability to, taxation or may be deprived, or sought to be deprived, of any relief.

1.3	General Interpretation
In this Agreement:

	(a)	a reference to a Group Company includes a reference to its successor company;

	(b)	unless otherwise stated, a reference to a Section or a clause or a Schedule or an Appendix is to a Section or clause in, or a Schedule or Appendix to, this Agreement and a reference in a Schedule to a paragraph is a reference to a paragraph in that Schedule;

	(c)	words in the singular include the plural and vice versa;

	(d)	unless otherwise stated, a reference to a statute or regulation shall mean a statute or regulation of New Zealand and shall include any amendment thereto and any statute or regulation in substitution therefore and any regulation or statutory instrument issued under it;

	(e)	Section, clause and paragraph headings are inserted for convenience only and shall be ignored in interpreting this Agreement;

	(f)	expressions referring to writing shall be construedas including references to words printed, type-written, telexed, communicated by electronic mail or on computer disk, lithographed or otherwise traced, copied or reproduced;

	(g)	unless otherwise stated, references to time are references to New Zealand time; and

	(h)	unless the context otherwise requires, references to, and expressions used in connection with, financial calculations, valuations, accounting or financial

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	16

reporting functions or in their description bear the respective meanings ascribed to like expressions or expressions to similar intent in accordance with NZ GAAP.

1.4	Deemed New Zealand Companies
All references in this Agreement to a subsidiary or Related Company of a Party shall (if that Party is not a company incorporated under the Companies Act) be construed as if that Party is such a company.

1.5	Currencies
All references in this Agreement to:

(a) Pounds Sterling, GBP and £ are references to the lawful currency of England;

(b) Australian dollars and A$ are references to the lawful currency of Australia; and

(c) New Zealand dollars and NZ$ are references to the lawful currency of New Zealand,

AND references to dollars, NZ$ and $ are also references to New Zealand dollars.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	17

2	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase
The Vendor agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and take a transfer of, the Shares on the terms and conditions set out in this Agreement.

2.2	No Encumbrances
The Shares shall be bought and sold free and clear of all encumbrances whatsoever.

2.3	Rights and Privileges
The Shares shall be bought and sold with all rights, options, privileges and entitlements which attach thereto as at or following the Execution Date and with the right to all dividends (other than the Permitted Dividends) and other Distributions declared, made or paid thereon after the Execution Date.

2.4	Title
Following payment at Closing of:

(a) the purchase price for the Shares in accordance with clauses 3.3(a) and 4.3(a); and

(b) the amount required to be paid at Closing pursuant to clause 3.4(b) and clause 4.3(b),

beneficial title to the Shares shall be deemed to have passed to the Purchaser at 0001 hours on the Closing Date.

2.5	Permitted Dividends
No later than the day before the Closing Date the Vendor will procure that NBNZ Holdings pays (in New Zealand dollars) a dividend (which may carry imputation credits) of NZ$575,000,000 (five hundred and seventy five million New Zealand dollars) payable out of the retained earnings of NBNZ Holdings, together with a supplementary dividend (as defined in Section OB 1 of the Income Tax Act 1994) calculated in New Zealand dollars by reference to the imputation credits attached to the first mentioned dividend and also payable in New Zealand dollars.

2.6	No Trustee or Nominee
For the avoidance of doubt, it is hereby acknowledged that notwithstanding any other provision of this Agreement:

(a) the Vendor does not hold the Shares as trustee or nominee for the Purchaser at any time prior to the completion of Closing and the receipt by the Vendor and Lloyds TSB respectively of the amounts payable under clauses 4.3(a) and 4.3(b) respectively;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	18

(b) the Purchaser has no rights to vote or participate in decision making or to otherwise exercise shareholder decision-making rights with respect to the Shares or NBNZ Holdings at any time prior to the completion of Closing and the receipt by the Vendor and Lloyds TSB respectively of the amounts payable under clauses 4.3(a) and 4.3(b) respectively; and

(c) the Purchaser’s remedy for any breach of a covenant given by the Vendor and Lloyds TSB concerning the NBNZ Group, with respect to a period up to the time specified in clause 2.4 , is solely a contractual remedy enforceable against the Vendor and Lloyds TSB.

2.7	Condition
The Closing of the sale and purchase of the Shares is conditional on the Guarantor raising, by way of the fully underwritten (under the Underwriting Agreement) 2 for 11 renounceable rights issue (at A$13 per share), the Offer Amount (as defined in the Underwriting Agreement) to assist the Purchaser to finance the purchase of the Shares.

2.8	Date for Fulfilment
If, as at midnight (Australian Eastern Time) on 28 November 2003 (or on such other date as may be agreed in writing by Lloyds TSB and the Purchaser for the fulfilment of that condition):

(a) the Guarantor has not raised, in the manner referred to in clause 2.7 , the Offer Amount; and

(b) either:

(i) each of the conditions set out in clause 2.1 and clause 2.2 of the Underwriting Agreement has not been fulfilled or waived in accordance with the relevant clause; or

(ii) either or both of the underwriters under the Underwriting Agreement has or have, in accordance with the Underwriting Agreement, terminated their underwriting commitments thereunder,

then the condition set out in clause 2.7 shall be treated as not having been fulfilled.

2.9	Reasonable Steps to Satisfy Condition
The Guarantor and the Purchaser warrant to Lloyds TSB and the Vendor that the Underwriting Agreement has been, or on the Execution Date will be, executed by all parties thereto. Each of the Guarantor and the Purchaser shall use all reasonable endeavours to procure the fulfilment of the condition set out in clause 2.7.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	19

2.10	Waiver
The condition set out in clause 2.7 has been inserted for the benefit of the Purchaser and may only be waived by the Purchaser.

2.11	Non-Fulfilment
If, as at midnight (Australian Eastern Time) on 28 November 2003 (or on such other date as may be agreed in writing by Lloyds TSB and the Purchaser for the fulfilment of the condition), the condition set out in clause 2.7 is treated as not having been fulfilled under clause 2.8 then:

	(a)	the Parties will consult promptly and in good faith for 10 Business Days immediately after 28 November 2003 or such other date (or for such longer or shorter period as may be agreed in writing between them) to determine whether the sale of the Shares to the Purchaser pursuant to this Agreement can proceed notwithstanding the non-fulfilment of the condition set out in clause 2.7, and (if so) the amendments (if any) to this Agreement required to enable that sale to proceed;

	(b)	if, at the end of the period for consultation under clause 2.11(a), the Parties have not agreed in writing the basis on which the sale of the Shares will proceed, then either Lloyds TSB or the Purchaser may give the other of them not less than 5 Business Days’ written notice terminating this Agreement; and

	(c)	upon the expiry of such notice period then, subject toclauses 2.12 to 2.14 this Agreement will terminate immediately and, upon termination, no Party will have any claim on another under or otherwise in connection with this Agreement but the terms of the Confidentiality Deed will continue to apply.

2.12	Underwriting Agreement Termination
If the non-fulfilment of the condition set out in clause 2.7 is caused by an event or circumstance described in clause 2.8(b) then:

	(a)	the Vendor may not sue the Purchaser for specific performance;

	(b)	the Vendor may not sue the Purchaser for damages, subject to clause 2.12(c) and clause 2.14(c); and

	(c)	subject to clause 2.13, the Purchaser shall, within 5 Business Days after 28 November 2003 (or after such other date as may be agreed in writing by Lloyds TSB and the Purchaser for fulfilment of the condition in clause 2.7 ), pay to the Vendor the sum of NZ$100,000,000 (one hundred million New Zealand dollars) as a contract break fee.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	20

2.13	LTSB/NBNZ Fault
Clause 2.12(c) shall not apply where:

	(a)	the relevant event described in clause 10.1(a) or (b) (as the case may be) of the Underwriting Agreement which resulted in the termination of the Underwriting Agreement was caused by adverse circumstances in the NBNZ Group; or

	(b)	the relevant event d escribed in clause 10.1(b) of the Underwriting Agreement is that described in clause 10.1(b)(iv) and:

(i) the termination of this Agreement is a valid termination by the Purchaser following the failure by the Vendor or Lloyds TSB to observe or perform its obligations under this Agreement; or

(ii) this Agreement is found to be void; or

	(c)	the relevant event described in clause 10.1(b) of the Underwriting Agreement is a material adverse change in the financial position, results or prospects of NBNZ Holdings from that reflected in the Prospectus (as that term is defined in the Underwriting Agreement) and that material adverse change is caused by adverse circumstances within the NBNZ Group which were existing prior to the Execution Date and which were known to Lloyds TSB, NBNZ Holdings or the National Bank but were not disclosed in writing to the Guarantor or the Purchaser prior to the execution of this Agreement.

2.14	ANZ Bad Faith
If the condition set out in clause 2.7 is not fulfilled because of bad faith on the part of the Purchaser or the Guarantor then:

	(a)	the Vendor may not sue the Purchaser for specific performance; and

	(b)	(without limiting paragraph (a)) the Purchaser shall, within 5 Business Days after 28 November 2003 (or after such other date as may be agreed in writing by Lloyds TSB and the Purchaser for fulfilment of the condition in clause 2.7), pay to the Vendor the sum of NZ$100,000,000 (one hundred million New Zealand dollars) as a contract break fee; and

	(c)	the Vendor may sue the Purchaser for damages, and the quantum of damages shall be the loss of value of the NBNZ Group (less the amount of the contract break fee).

2.15	Break Fees
The Purchaser and the Guarantor acknowledge that each of the contract break fees referred to in clauses 2.12(c) and 2.14(b) is not a penalty and does not necessarily represent the loss that the Vendor will suffer if the Purchaser does not

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	21

complete Closing due to the non-fulfilment of the condition referred to in clause 2.7.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	22

3	CALCULATION AND PAYMENT OF PURCHASE PRICE

3.1	Purchase Price
Subject to any adjustment made pursuant to clause 3.2 of this Agreement, the aggregate purchase price for the Shares shall be the sum of £2,043,776,250 (two billion forty three million seven hundred and seventy six thousand and two hundred and fifty Pounds Sterling).

3.2	Adjustment of Purchase Price
The purchase price stated in clause 3.1 shall be adjusted as follows:

(a) if the amount of Net Tangible Assets is less than the Agreed NTA then the purchase price for the Shares shall be reduced dollar for dollar by the amount by which the amount of the Net Tangible Assets is less than the Agreed NTA; and

(b) if the amount of Net Tangible Assets is more than the Agreed NTA then the purchase price for the Shares shall be increased dollar for dollar by the amount by which the amount of the Net Tangible Assets is more than the Agreed NTA.

Any adjustment pursuant to this clause 3.2 shall be made on the Adjustment Date in accordance with clause 3.3(b).

3.3	Payment for Shares
The Purchase Price shall be paid as follows:

(a) at Closing the Purchaser shall pay to the Vendor (in Pounds Sterling) the sum stated in clause 3.1; and

(b) on the Adjustment Date either of the following payments shall be made, as the case may require:

(i) if Net Tangible Assets exceeds the Agreed NTA then the Purchaser shall pay to the Vendor (in New Zealand dollars) the amount of such excess together with interest on that excess calculated at the Interest Rate for the period from (and including) the Closing Date to (but excluding) the Adjustment Date; or

(ii) if Net Tangible Assets is less than the Agreed NTA then the Vendor shall pay to the Purchaser (in New Zealand dollars) the amount of such shortfall together with interest on that shortfall calculated at the Interest Rate for the period from (and including) the Closing Date to (but excluding) the Adjustment Date.

3.4	Replacement of LTSB Existing Standby Facility
It is agreed that:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	23

(a) Lloyds TSB will provide the LTSB New Revolving Loan Facility to the National Bank and will procure that the National Bank accepts the LTSB New Revolving Loan Facility; and

(b) at Closing (subject to the LTSB New Revolving Loan Facility being available to the National Bank in accordance with its terms) Lloyds TSB and the Purchaser shall arrange for the National Bank to make a drawing or drawings under that new facility to repay the outstanding principal amount under the LTSB Existing Standby Facility and to pay all interest, fees, charges and other amounts outstanding, accrued or payable by the National Bank to Lloyds TSB under or in respect of the LTSB Existing Standby Facility, in each case in the currency required by and otherwise in accordance with the LTSB Existing Standby Facility; and

(c) Lloyds TSB and the Purchaser shall arrange for the LTSB Existing Standby Facility to be cancelled with effect on and from Closing.

3.5	Closing Accounts
The Closing Accounts will be prepared, audited and designated in accordance with the Second Schedule.

3.6	Default Interest
If a Party shall fail to pay on the due date any sum which that Party is obliged to pay pursuant to this Agreement, then that Party shall pay interest on the amount in respect of which default has been made at the Default Rate for the period from and including the date on which the default was made until the relevant amount in respect of which default has been made and all interest on that amount has been paid in full.

3.7	Lowest Price
For the purposes of:

(a) the accrual rules in the Income Tax Act 1994, the Parties agree:

(i) that the Final Purchase Price is the lowest price (determined under section OB7 of the Income Tax Act 1994, to the extent the consideration payable is denominated in a foreign currency) they would have agreed for the Shares, on the Execution Date, if payment would have been required in full at the time the first right in the contracted property (being the Shares) was transferred;

(ii) that the Final Purchase Price is the value of the Shares;

(iii) that no part of the Final Purchase Price is or represents capitalised or compounded interest; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	24

(b) in clause 3.7(a), “Final Purchase Price” means the Purchase Price as adjusted pursuant to this Agreement.

3.8	Calculation of Interest
Any interest payable pursuant to this Agreement shall be calculated on a daily basis and shall be capitalised every 30 days.

3.9	Payments
All payments pursuant to this Agreement shall be:

(a) made in cleared immediately available funds before 1600 hours on the due date for payment, unless another time for payment is specified in this Agreement; and

(b) made in New Zealand dollars unless (i) another payment currency is specified in this Agreement, or (ii) the Parties agree in writing that the relevant payment will be made in another currency.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	25

4	CLOSING

4.1	Venue and Time
Closing shall take place on the Closing Date:

	(a)	at the offices of Chapman Tripp, Level 6, Optimation House, 1-13 GreyStreet, Wellington or at such other time or place as Lloyds TSB and the Purchaser may agree in writing; and

	(b)	no later than 1600 (GMT) in order to facilitate the payment on the Closing Date of Pounds Sterling pursuant to clause 3.3(a).

4.2	Delivery of Documents
At Closing, the Vendor shall deliver to the Purchaser:

	(a)	a transfer of the Shares to the Purchaser duly executed by the Vendor in registrable form;

	(b)	the share certificate(s) for the Shares or a certificate from NBNZ Holdings that no share certificate for any of the Shares has been issued;

	(c)	evidence of the passing by the Directors of NBNZ Holdings of resolutions approving the transfer of the Shares to the Purchaser and directing that the name of the Purchaser be entered in the share register of NBNZ Holdings on delivery to NBNZ Holdings of the transfer referred to in clause 4.2(a);

	(d)	the following resignations (each with effect from the completion of Closing):

(i) resignations of the Directors of NBNZ Holdings and each other company listed in Part 1 or Part 2 of the First Schedule (other than those Directors who the Purchaser has notified the Vendor in writing at least 5 Business Days prior to the Closing Date are not required to resign) from the office of Director of NBNZ Holdings or the relevant Group Company (as the case may be); and

(ii) resignations of the NBNZ Group’s nominated Directors on the Boards of the companies listed in Part 3 and Part 4 of the First Schedule (other than those Directors who the Purchaser has notified the Vendor in writing at least 5 Business Days prior to the Closing Date are not required to resign) from the office of Director of the relevant company, which resignations shall include an acknowledgement that the relevant officer has no outstanding claim against NBNZ Holdings or any other Group Company for loss of the relevant office and no money is owing by NBNZ

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	26

Holdings or any other Group Company to that officer (other than, where applicable, deposits made on commercial arms length terms by that officer with the National Bank);

	(e)	a direction to the bank/s of each Group Company to cancel all authorities of signatories who are appointees of the NBNZ Group (other than those signatories who the Purchaser has notified the Vendor in writing at least 5 Business Days prior to the Closing Date are not required to resign) to operate the relevant bank accounts;

	(f)	duly executed transfers, in favour of NBNZ Holdings or the National Bank, of all shares (if any) in a wholly-owned subsidiary of which a person other than a Group Company is the registered holder (as nominee) together with the share certificates (if any) for any such shares or (where relevant) a certificate from the relevant Group Company that no share certificate for the relevant shares has been issued. With respect to shares held by an individual in this regard, the Vendor need only use its reasonable endeavours to deliver a transfer or certificate under this clause 4.2(f) concerning those shares;

	(g)	the share registers of NBNZ Holdings and each other wholly owned Group Company incorporated in New Zealand;

	(h)	a shareholders resolution of NBNZ Holdings amending the Constitution of NBNZ Holdings as required by the Purchaser by notice in writing to the Vendor at least 10 Business Days prior to the Closing Date; and

	(i)	a copy of the Trade Mark Licence duly executed by Lloyds TSB and the National Bank with evidence reasonably acceptable to the Purchaser that the licence was granted and in force prior to Closing.

4.3	Payment at Closing

At Closing the documents delivered pursuant toclause 4.2 shall be held in escrow at the Closing venue for the Vendor and the Purchaser for their respective rights and interests until:

	(a)	the Vendor has received the sums payable by the Purchaser at Closing pursuant to clause 3.3(a); and

	(b)	Lloyds TSB has received the sum payable by the National Bank at Closing pursuant to clause 3.4(b),

AND the Purchaser and the Guarantor will make, or procure that there is made, each such payment at Closing. Such payments shall be made to such bank accounts of the Vendor and Lloyds TSB respectively as Lloyds TSB shall notify the Purchaser in writing not less than 5 Business Days before the Closing Date.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	27

4.4	Default in Closing
If, after the condition in clause 2.7 is fulfilled, Closing is not effected on the Closing Date (and both of the Vendor and the Purchaser do not agree in writing that Closing does not need to be effected on that date) then:

	(a)	either such Party may at any time thereafter serve on the other of them notice in writing (a Closing Notice) to effect Closing within five Business Days in accordance with clause 4.2 and clause 4.3 but the notice shall be effective only if the Party serving it is at the time of service either in all respects ready, able and willing to proceed to effect Closing in accordance with the notice (and that Party states in the notice that it is so ready, willing and able) or is not so ready, able and willing to effect Closing only by reason of the default or omission of the other Party;

	(b)	upon service of a Closing Notice, the Party on which the notice is served shall effect, or procure that there is effected, Closing within five Business Days after the date of service of the notice (excluding the day of service) and in respect of that period time shall be of the essence;

	(c)	if the Party on which the Closing Notice is served does not comply with the terms of a Closing Notice, then the Party which has served the Closing Notice without prejudice to any of its other rights or remedies available hereunder or at law or in equity, may:

(i) sue the defaulting Party for specific performance; or

(ii) cancel this Agreement and sue the defaulting Party for damages; and

	(d)	where the Vendor is entitled to cancel this Agreement the entry by the Vendor into an unconditional contract for the resale of all or some of the Shares by the Vendor shall take effect as a cancellation of this Agreement by the Vendor if this Agreement has not previously been cancelled and such resale shall be deemed to have occurred after cancellation.

4.5	Company Documents and Records
The Vendor shall procure that on the Closing Date there will be in the possession or control of the NBNZ Group:

	(a)	to the extent that a Group Company has any of the following:

(i) the minute book, board papers, governance documents, statutory registers, current Certificate of Incorporation, Constitution and (if any) common seal of each Group Company;

(ii) each Group Company’s documents of title, leases and contracts relating to its Property Interests;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	28

	(iii)	all current books of record and account and tax records of each Group Company and all computerised records of each Group Company;

	(iv)	each Group Company’s copies of all insurance policies relating to the assets of that Group Company and the business conducted by that Group Company; and

	(v)	each Group Company’s policies and manuals, and contracts, files, documents and other records concerning that Group Company or the business carried on by it;

(b)	the share certificate(s) for the shares owned by a Group Company in each Group Company named in Part 1 , Part 2 and Part 3 of the First Schedule or a certificate from the relevant Group Company that no certificate for the relevant shares exists;

(c)	shareholder resolutions or other relevant notices appointing those persons who the Purchaser has notified the Vendor in writing at least 10 Business Days prior to the Closing Date are:

	(i)	to be directors of each company listed in Part 1 and Part 2 of the First Schedule; and

	(ii)	to replace the NBNZ Group’s nominated Directors on the Boards of the companies listed in Part 3 and Part 4 of the First Schedule,

in each case taking effect as at completion of Closing.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	29

5	CONDUCT OF BUSINESS

5.1	Pre-Closing Conduct of Business
During the Interim Period, unless the prior written consent of the Purchaser is obtained in each particular case (which consent (i) shall be given on behalf of the Purchaser by a person who will be nominated by the Purchaser within two Business Days after the Execution Date and who will be available to give consents under this clause 5.1 which may be needed to facilitate the ongoing conduct of the business of the NBNZ Group, and (ii) shall not be unreasonably withheld or delayed), the Vendor shall ensure that the NBNZ Group:

	(a)	conducts its business in substantially the same manner as that in which it was conducted in the two years before the Execution Date;

	(b)	does not incur or make any commitment to incur capital expenditure in excess of NZ$500,000 for an individual item or NZ$4,000,000 in the aggregate other than in performance of a contractual obligation existing as at the Execution Date and disclosed to the Guarantor before the Execution Date;

	(c)	does not acquire or dispose of assets other than (i) in the ordinary course of business, (ii) assets having a value of less than NZ$500,000 individually or NZ$2,000,000 in the aggregate, and (iii) the DEPOSITPOINT trade mark registration 299365, and the domain names “lloydsbank.com.au” and “lloydstsb.co.nz”, proposed to be transferred to Lloyds TSB;

	(d)	does not give any guarantee or indemnity, or otherwise incur any actual or contingent liability, to secure liabilities or obligations of:

(i) any member of the Lloyds TSB Group; or

(ii) any other person, except in the ordinary course of busin ess or where the maximum liability of the relevant Group Company does not exceed NZ$2,000,000;

	(e)	does not:

(i) change materially the terms and conditions of employment of any Employee; or

(ii) pay any bonuses (other than leaving bonuses), make any payments to Employees or introduce any additional Employee benefits, which in each case are not routine,

except:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	30

(iii) for routine wage or salary increases or other routine adjustments made in accordance with the National Bank Group’s customary review policies and procedures which were notified to the Guarantor prior to the Execution Date; or

(iv) pursuant to any other commitment made by a Group Company before the Execution Date and disclosed to the Guarantor in writing before the Execution Date;

(f)	does not employ any person in a senior management role (being a role involving more than 600 “Hay points”);

(g)	does not:

(i) issue or purport to issue any shares, options or other equity securities other than to another Group Company;

(ii) declare or pay any Distribution other than (A) as provided for in this Agreement or (B) to another Group Company;

(iii) transfer or purport to transfer any shares (including shares held as treasury stock) other than to another Group Company;

(iv) alter or purport to alter the rights attaching to its shares;

(h)	uses all reasonable endeavours to maintain its current policies of insurance;

(i)	does not permit an Insolvency Event to occur other than with respect to the Wind-up Companies;

(j)	does not make any change to the Constitution or the name of any Group Company;

(k)	does not settle any legal proceedings, other than proceedings in respect of amounts of less than NZ$500,000;

(l)	does not make any submission to any regulator or Governmental Authority except (i) in the ordinary course of business, or (ii) where the submission will not (or is unlikely to) materially change the manner in which the NBNZ Group carries on business;

(m)	does not enter into, vary or agree to terminate or terminate unilaterally any Material Contract or enter into any major transaction (as that term is defined in section 129 of the Companies Act);

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	31

	(n)	does not divest any of the material Property Interests or acquire interests in land and/or buildings, except for any divestment or acquisition in connection with the location of any automatic teller machine;

	(o)	does not change any of its lending criteria and credit policies in any material respect;

	(p)	does not approve any new large exposure, any increase to any existing large exposure or any increase to any existing exposure so that it becomes a large exposure. For the purposes of thisclause 5.1(p), “large exposure” means a Loan exposure the creation of which would require approval by Lloyds TSB, under policies and procedures of the NBNZ Group in existence on the Execution Date;

	(q)	does not make any alteration to its accounting policies or any material change to its accounting procedures;

	(r)	does not transfer or license any intellectual property owned by the NBNZ Group (other than the DEPOSITPOINT trade mark registration 299365, and the domain names “lloydsbank.com.au” and “lloydstsb.co.nz”, proposed to be transferred to Lloyds TSB); and

	(s)	does not modify any computer systems used by a Group Company in the conduct of its business other than (i) ordinary course fixes and routine maintenance, or (ii) in the course of implementing projects commenced or a pproved before the Execution Date and disclosed in writing to the Guarantor before the Execution Date.

In addition, the Vendor shall ensure that the NBNZ Group promptly notifies the Purchaser of any law suits, claims or investigations involving an amount of more than NZ$500,000 of which it is aware and which are (during the Interim Period) threatened, brought, asserted or commenced against it, its directors or its employees, involving or affecting the business of the NBNZ Group.

5.2	Consultation
During the Interim Period, the Vendor shall ensure that the NBNZ Group consults with a person nominated by the Purchaser within two Business Days after the Execution Date before the NBNZ Group:

	(a)	incurs any net actual indebtedness to the Lloyds TSB Group (excluding amounts payable under the LTSB Existing Standby Facility), if the total amount of that net actual indebtedness would then exceed NZ$250,000,000 (two hundred and fifty million New Zealand dollars) or its equivalent in one or more foreign currencies (or such higher amount as may be approved in writing by the Purchaser) but this clause 5.2(a) does not apply to transactions between the LTSB Group and the NBNZ Group in connection with customer-related activities;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	32

(b) terminates the employment of an Employee except due to misconduct, poor performance or other just cause after following a process which is consistent with its obligations under the Employment Relations Act 2000;

(c) commences or settles any legal proceedings; or

(d) approves any new large exposure, any increase to any existing large exposure or any increase to any existing exposure so that it becomes a large exposure. For the purposes of this clause 5.2(d), “large exposure” means a Loan exposure the creation of which would require approval by the Chief Executive of the National Bank, under policies and procedures of the NBNZ Group in existence on the Execution Date.

5.3	LTSB Existing Standby Facility
The Purchaser recognises that during the Interim Period it may be necessary or appropriate in the circumstances that the National Bank draw down under the LTSB Existing Standby Facility for capital adequacy and/or liquidity purposes. However, Lloyds TSB confirms that, during the Interim Period, the maximum principal amount drawn down under that facility will not exceed £2,000,000,000 (two billion Pounds Sterling) unless (i) the National Bank does not have available to it on a timely basis suitable alternative standby funding on generally similar terms as those on which the LTSB Existing Standby Facility is available, or (ii) the prior written consent of the Purchaser is obtained.

5.4	Pre-Closing Access to Business
During the Interim Period, the Parties shall co-operate with each other so that during such period, the Purchaser and (where relevant) its professional consultants (whose names have been notified to Lloyds TSB in writing at least one Business Day before they have access to the National Bank) have such access as the Purchaser reasonably may request to:

(a) the National Bank’s head office and its senior executives (and to other Employees, after consultation with relevant National Bank senior executives) for the purposes of preparing for the ownership of the NBNZ Group, including without limitation for the purpose of undertaking certain preparatory business integration tasks that need to be completed with immediate effect following Closing (such as financial reporting processes) so long as such tasks do not interfere with the day to day operation of the National Bank; and

(b) all reports delivered in the Interim Period by the National Bank to Lloyds TSB, and other information under the control of Lloyds TSB reasonably required to assist the Purchaser in preparing for the ownership of the NBNZ Group.

5.5	Substitution of Lloyds TSB Guarantees
It is agreed that:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	33

	(a)	during the Interim Period and, if necessary, following Closing, Lloyds TSB and the Guarantor will co-operate with each other and liaise with the relevant beneficiaries under the relevant guarantees so that, with effect from Closing, the Guarantor is substituted for Lloyds TSB (or any other relevant member of the Lloyds TSB Group) as guarantor under the following guarantees (each a Parent Guarantee):

		(i)	the Deed Poll (Constituting Floating Rate Unsecured Loan Notes 2008) dated 10 September 1998 (as amended by Supplemental Deed dated on or about 20 October 2003) executed by NBNZ Holdings, as issuer, and Lloyds TSB Group plc, as guarantor;

		(ii)	three Deeds of Guarantee dated in June 2003 executed by Lloyds TSB as guarantor which Deeds of Guarantee are listed in the Disclosure Letter; and

	(b)	where, in respect of a Parent Guarantee, the Guarantor is not substituted as guarantor for the relevant member of the Lloyds TSB Group as at Closing then the Guarantor shall:

		(i)	from Closing until such substitution is effected, observe and perform the obligations of the relevant member of the Lloyds TSB Group under that Parent Guarantee as if the Guarantor had been named as the guarantor in that Parent Guarantee; and

		(ii)	indemnify the relevant member of the Lloyds TSB Group against any reasonably foreseeable loss, liability, cost or expense which is suffered or incurred by that member as a result of the failure of the Guarantor to observe and perform the obligations of that member under that Parent Guarantee.

5.6	Counterparty Consents
It is acknowledged and agreed that:

	(a)	some of the leases and other contracts to which the NBNZ Group is a party require the consent of the relevant lessor or contract counterparty as a result of the change in ownership of NBNZ Holdings;

	(b)	in this regard, during the Interim Period and, if requested by the Purchaser, after Closing, the Parties will co-operate with each other to obtain all relevant lessor consents and consents of relevant counterparties;

	(c)	in respect of the Structured Finance Transactions:

		(i)	during the Interim Period Lloyds TSB will arrange for the National Bank to work collaboratively with the Purchaser to assist the Purchaser to develop its understanding of the Structured Finance

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	34

Transactions and to communicate with relevant transaction counterparties to notify them of the change of ultimate ownership of the National Bank and the various Group Companies participating in the Structured Finance Transactions arising from the sale of the Shares to the Purchaser; and

(ii) where a contract relating to a Structured Finance Transaction requires the approval of a contract counterparty arising from such change of ownership, Lloyds TSB and the Purchaser will use all reasonable endeavours to have the NBNZ Group obtain the relevant approval; and

	(d)	no Party will be required to incur expense (other than reasonable out of pocket expenses) or assume obligations or liabilities for the purpose of obtaining any relevant contract counterparty consent.

5.7	Other Lloyds TSB Group Relationships
It is agreed that:

	(a)	no later than 12 months after Closing the Guarantor will arrangefor Lloyds TSB’s New York branch to be replaced as the New York process agent of the National Bank and NBNZ International Limited in respect of NBNZ International Limited’s Commercial Paper Programme which agency is under a letter dated 20 June 2002 from Lloyds TSB’s New York Branch to the National Bank and NBNZ International Limited;

	(b)	Lloyds TSB will continue as issue agent and principal paying agent with respect to NBNZ International Limited’s Euro Commercial Paper Programme (under an agreement dated 24 June 2002). As soon as practicable after Closing, Lloyds TSB and the Guarantor will consult and determine who will be the ongoing issue agent and principal paying agent. In the absence of agreement in this regard within 12 months after Closing, Lloyds TSB will retire and be replaced as the issue agent and principal paying agent;

	(c)	no later than 12 months after Closing the Guarantor will arrange for NBNZ International Limited to relocate its London Branch from the premises of Lloyds TSB. For this purpose Lloyds TSB and the Guarantor will co-operate with each other and with NBNZ International Limited to implement an orderly transition and to deal with any relevant information technology issues relating to the Quantum treasury accounting system which is installed at Lloyds TSB’s premises; and

	(d)	with effect from Closing, Lloyds TSB will withdraw the letters of comfort provided in respect of members of the National Bank Group and disclosed as Document numbers 14.6.1.56, 14.6.1.57 and 14.6.1.58 in the Data Room Index.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	35

5.8	Black Horse Company Names
No later than 6 months after Closing the Purchaser will procure that each member of the NBNZ Group the name of which includes the words “Black Horse” changes its company name so as to remove those words.

5.9	Lloyds TSB Manuals
Where, as at Closing, the NBNZ Group is in possession of any manuals which suggest an association or affiliation with Lloyds TSB or another member of the Lloyds TSB Group then within 6 months after Closing those manuals shall each include a prominent statement at the beginning of the manual advising readers of the manual that the Lloyds TSB Group accepts no responsibility or liability for any information included in or omitted from the manual.

5.10	Consultation on Employment Matters
During the Interim Period the Parties will consult with each other and with the National Bank in relation to all communications and other dealings with the Employees and with any unions which represent them over employment-related issues arising in connection with the sale of the NBNZ Group pursuant to this Agreement. The Purchaser and the Guarantor recognise that the National Bank takes very seriously its statutory good faith obligation.

5.11	Post-Closing Redundancy
For the avoidance of doubt, it is acknowledged that if, after Closing, an Employee becomes redundant then all redundancy payments (including, without limitation, any payment for a job search period and any component reflecting accumulated sick leave or special leave, long service leave or other benefit), notice payments, damages, compensation payments and other costs and expenses of, or arising out of, such redundancy are to be met by the Purchaser or the relevant Group Company and neither the Vendor nor any other member of the Lloyds TSB Group shall have any direct or indirect liability in respect of, and the Purchaser shall indemnify the Vendor and each other member of the Lloyds TSB Group against all liabilities and costs arising from, any such redundancy. For the avoidance of doubt, this clause 5.11 does not derogate from the Vendor Warranties.

5.12	Employees
During the period of 18 months from the date of this Agreement, Lloyds TSB will not, and will take reasonable steps to ensure that each member of the Lloyds TSB Group does not:

(a) target specifically any Employee for employment; or

(b) entice any Employee to terminate employment with a Group Company.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	36

6	REPRESENTATIONS AND WARRANTIES

6.1	Vendor Warranties
It is agreed that:

(a)	in consideration of the Purchaser entering into this Agreement, the Vendor hereby represents and warrants to the Purchaser, as at the Execution Date, as set out in the Third Schedule;

(b)	each of the representations and warranties set out in the Third Schedule shall be deemed to be repeated as at Closing;

(c)	for the avoidance of doubt and without limiting clauses 6.12(a) to 6.12(f), nothing expressed or implied in this Agreement constitutes any warranty, representation or undertaking by any member of the Lloyds TSB Group as to:

	(i)	the enforceability of any contract or security in respect of any Loan (except to the extent that paragraphs 7.4 and17 of the Third Schedule address compliance with relevant law or the National Bank’s policies and practices in relation to the documentation and implementation of Loans and related security arrangements and variations thereof); or

	(ii)	the collectability of any Loan or any related interest or charges (except to the extent that paragraphs 7.4 and17 of the Third Schedule address compliance with relevant law or the National Bank’s policies and practices in relation to the documentation and implementation of Loans and related security arrangements and variations thereof); or

	(iii)	the creditworthiness of any person having an actual or contingent obligation to any member of the NBNZ Group for or in respect of any Loan or other genre of actual or contingent indebtedness,

provided however nothing in this clause 6.1(c) is intended to override or limit any of the provisions of Section 7; and

(d)	without limiting any other provision in this Agreement, the warranty contained in paragraph 17 (Disclosure Information) of the Third Schedule does not apply to information that is:

	(i)	an assumption, opinion, prediction, estimate, projection or forecast; or

	(ii)	sourced from a Governmental Authority; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	37

(iii) publicly available (other than information which is publicly available only because it is published or issued by a Group Company).

6.2	Purchase Price Adjustment for Breach of Warranty
Subject to clauses 6.4 to 6.11, the Vendor shall, by way of an adjustment to the Purchase Price, indemnify the Purchaser and hold it harmless from and against each Warranty Loss.

6.3	Adjusted Price Sole Relief
The Purchaser acknowledges that the only relief available to it arising from any breach of a Vendor Warranty is the right to have the Purchase Price adjusted (by way of payment by the Vendor of a refund) pursuant to clause 6.2 (subject always to the limitations set out in this Section 6 ) and that the breach of any Vendor Warranty shall not give rise to any other or separate cause of action for damages or other relief from misrepresentations or breach of representation or warranty or otherwise.

6.4	Monetary Limitations
It is agreed that:

(a) no individual Warranty Loss shall be recoverable from the Vendor unless the amount of that individual Warranty Loss is more than NZ$2,500,000 (two million five hundred thousand New Zealand dollars) unless that Warranty Loss is one of a series (that is, two or more) of Warranty Losses arising from the same event or circumstance or originating cause in which case the amounts of all such Warranty Losses may be aggregated in value and treated as a single Warranty Loss. In calculating the amount of a Warranty Loss for the purposes of calculating whether the threshold in this clause 6.4(a) has been reached (but for no other purpose), the reference to Tax Savings in the definition of Warranty Loss shall be ignored;

(b) the Vendor shall not be required to make a payment under clause 6.2 in respect of a Warranty Loss unless the amount of that Warranty Loss when added to the amount of all other Warranty Losses exceeds the sum of NZ$25,000,000 (twenty five million New Zealand dollars) (Warranty Threshold) and if the Warranty Threshold is reached then the Vendor shall meet the full amount of such Vendor Warranty Claims (subject always to the other limitations in this Section 6) and not just in respect of the aggregate of all Warranty Losses exceeding the Warranty Threshold; and

(c) the provisions of clause 10.1 (Vendor Liability Cap) shall apply to claims under clause 6.2.

6.5	Time Limit
No claim for a breach of a Vendor Warranty will be valid unless the claim is notified in writing to Lloyds TSB by 31 January 2006.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	38

6.6	General Exceptions to Vendor Warranties
The Vendor Warranties shall be read, and shall have effect, subject to:

	(a)	any exceptions expressly provided for under the terms of this Agreement;

	(b)	anything done or omitted at the request, or with the approval, of the Purchaser or the Guarantor in writing after the Execution Date;

	(c)	any matter, circumstance or information reasonably disclosed in the Disclosure Information (taken as a whole so that all relevant information is taken into account with respect to a particular subject matter); and

	(d)	any matter recorded in a public register held by any of the following bodies (and which would have been disclosed in a search of the public records of such body) in relation to a Group Company, namely:

		(i)	High Court of New Zealand;

		(ii)	Registrar of Companies (but the Vendor Warranty inparagraph 16.2 (Managed Funds) of the Third Schedule shall not be read subject to this clause 6.6(d)(ii));

		(iii)	Land Information New Zealand;

		(iv)	Intellectual Property Office of New Zealand;

		(v)	Domainz; and

		(vi)	Personal Property Securities Register.

6.7	Exclusions from Warranty Claims
No event or circumstance affecting the NBNZ Group, nor the amount of any relevant loss, cost, expense or monetary liability arising therefrom, shall give rise to a Vendor Warranty Claim (and any Vendor Warranty Claim previously made shall be treated as having been adjusted correspondingly) to the extent that:

	(a)	the relevant amount claimed is specifically provided for in the Closing Accounts; or

	(b)	the relevant circumstance or amount has been or is made good without cost or liability to the Purchaser or the NBNZ Group; or

	(c)	the relevant amount has been recovered by the Purchaser or the NBNZ Group by insurance; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	39

	(d)	the relevant event, circumstance, loss, liability, cost or expense would not have arisen but for an act or omission by the Purchaser or the NBNZ Group after Closing; or

	(e)	the relevant event or circumstance, or a relevant loss, cost, expense or liability of the NBNZ Group, is something in respect of which a member of the NBNZ Group is entitled to be indemnified under the indemnity set out in clause 6.2 of the Share Sale Agreement dated 10 September 1998 between Bank of Scotland, BOS Holdings (New Zealand) Limited, Lloyds TSB, NBNZ Holdings and the National Bank; or

	(f)	the relevant claim against the NBNZ Group is brought by a member of the ANZ Group.

6.8	No Double Recoveries
It is agreed that:

(a)	the Purchaser shall not be entitled to be paid by the Vendor under clause 6.2 more than once in respect of Warranty Losses arising from the same event or circumstance or originating cause. For the avoidance of doubt, nothing in this clause 6.8(a) shall preclude:

	(i)	payment of claims in relation to a series (that is, two or more) Warranty Losses arising from the same event or circumstances or originating cause; or

	(ii)	payment of different Warranty Losses suffered by more than one Group Company, arising from the same event or circumstances or originating cause; and

(b)	if the Purchaser or a Group Company recovers from a third party:

	(i)	the amount of any valid claim which would, but for the provisions of clause 6.4(a), be a valid claim under clause 6.2 then the amount payable by the Vendor under clause 6.2 shall be reduced to the extent of any amount so recovered; or

	(ii)	all or some of the amount of any payment made by the Vendor to the Purchaser in respect of a valid claim under clause 6.2, then the Purchaser shall procure that any amount so recovered is forthwith paid to the Vendor and the relevant Vendor Warranty Claim shall be treated as having been correspondingly withdrawn or the amount thereof adjusted, as the case may require. Without limiting clause 6.10, nothing in this clause 6.8(b)(ii) shall require the Purchaser to seek recovery from any third party before giving notice of a Vendor Warranty Claim under clause 6.11(a).

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	40

6.9	Subrogation of Rights
If the Vendor makes full payment to the Purchaser of an amount for which the Vendor is liable in respect of a Vendor Warranty Claim, then the Purchaser shall use reasonable endeavours to procure that the Vendor is subrogated to the rights of the Purchaser in respect of all or any of their respective rights against any other person in respect of that Vendor Warranty Claim. In exercising its rights of subrogation the Vendor shall consult the Purchaser in a timely manner and shall have regard to risk of damage to the reputation of the business of the NBNZ Group.

6.10	Duty to Mitigate
The Purchaser shall take reasonable steps to mitigate its loss arising from the occurrence of any event or circumstance giving rise to any Warranty Loss and, subject to clause 6.11, where relevant shall also ensure that each relevant Group Company takes reasonable steps to mitigate the loss suffered by that Group Company arising from any such event or circumstance PROVIDED THAT nothing in this clause 6.10 shall require the Purchaser to do anything which could prejudice its ability to make a claim under any insurance held for the Purchaser’s benefit.

6.11	Management of Claims
If the Purchaser or the Guarantor becomes aware of any circumstances (Relevant Circumstances ) that are likely to give rise to a Warranty Loss a claim for which is not precluded by clause 6.4 then the Purchaser shall:

(a) as soon as reasonably possible (and, in any event, within 2 months after the Purchaser or the Guarantor becomes aware of the Relevant Circumstances) notify Lloyds TSB giving, so far as is reasonably practicable, details of the Relevant Circumstances;

(b) not make any admission of liability, agreement, settlement or compromise in respect of a third party claim or otherwise take any action in relation thereto except where:

(i) a payment is made to satisfy a final and unappealable judgment or is otherwise required by law; or

(ii) the Purchaser has notified Lloyds TSB in writing of its proposal to do so and Lloyds TSB has given its prior written consent to such admission of liability, agreement, settlement or compromise (such consent not to be unreasonably withheld or delayed); or

(iii) the Relevant Circumstances have given rise to a claim by a third party against a Group Company and:

(aa)	the Purchaser has received a written opinion from a Queen’s Counsel (or equivalent senior lawyer) experienced in the

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	41

relevant area of law who has been approved in writing by Lloyds TSB (such approval not to be unreasonably withheld or delayed) that there is a remote prospect only of the relevant Group Company successfully defending any such claim on the legal merits of the claim; and

(bb) the amount to be paid to settle or compromise the matter does not exceed NZ$2,750,000 (two million seven hundred and fifty thousand New Zealand dollars);

	(c)	give Lloyds TSB and its professional advisers reasonable access to all information and documents in its or their possession or under its or their control relevant to the Relevant Circumstances provided that such access shall not constitute a waiver of the Purchaser’s legal professional privilege; and

	(d)	comply with a reasonable written request from, or consent of, Lloyds TSB to settle or compromise any relevant third party claim in accordance with clause 6.11(b) or allow Lloyds TSB, at the cost of Lloyds TSB, to conduct the defence of any relevant third party claim, subject in either case to Lloyds TSB first acknowledging to the Purchaser that a valid Warranty Claim arises from the Relevant Circumstances and (if Lloyds TSB has requested such a settlement or compromise) Lloyds TSB making available to the Purchaser, or paying to the relevant third party, any amount required to be paid to the relevant third party to settle or compromise the relevant claim. Insuch cases Lloyds TSB must act in full consultation at all times with the Purchaser and use its reasonable endeavours to avoid the risk of harm to the reputation of the business of the NBNZ Group and the ANZ Group.

6.12	Purchaser Relies on Own Judgement
Each of the Purchaser and the Guarantor acknowledges and agrees that, except for the Vendor Warranties and Section 7 and without limiting the Vendor’s obligations under clause 6.2:

	(a)	it has entered into this Agreement in reliance solely on its own judgement and inspection and not in reliance on any statements, warranties or representations made to, or any information provided to, the Purchaser or the Guarantor or to any other person by or on behalf of Lloyds TSB or the Vendor or any other member of the Lloyds TSB Group;

	(b)	it has made such independent enquiry and investigations into the business, the assets and the liabilities of the NBNZ Group (including, without limitation, the operations, financial condition and prospects of that business) as it has considered appropriate and though various information (including opinions, estimates, projections and forecasts) or statements of fact may have been supplied or made to the Purchaser or the Guarantor by

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	42

or on behalf of Lloyds TSB or the Vendor or any other member of the Lloyds TSB Group or its advisers, employees, officers or agents, none of them has given any representation or warranty as to the financial condition or prospects of any Group Company. Each of the Purchaser and the Guarantor unconditionally waives any claim it may have against Lloyds TSB, the Vendor and each other member of the Lloyds TSB Group or its representatives, related companies or their respective advisers, employees, officers or agents (whether arising in tort, in contract, by operation of law or otherwise) in respect of any such information or statements, except any claim that the Purchaser or the Guarantor may have for fraudulent conduct;

(c)	all implied or other representations or warranties of Lloyds TSB, the Vendor and each other member of the Lloyds TSB Group in relation to the transactions evidenced by this Agreement are hereby expressly excluded to the maximum extent permitted by law;

(d)	to the maximum extent permitted by law, any inquiry or determination by a Court into or of any of the following matters is precluded:

(i) whether a statement, promise, or undertaking was made or given, either in words or by conduct, in connection with or in the course of negotiations leading to the making of this Agreement;

(ii) whether, if it was so made or given, it constituted a representation or a term of this Agreement; or

(iii) whether, if it was a representation, it was relied on;

(e)	(without limiting the provisions of clauses 6.12(a) to 6.12(d)) but subject to any right of action arising under clauses 6.2 and 10.9 , each of the Purchaser and the Guarantor renounces any cause of action (if any) against Lloyds TSB or the Vendor or any other member of the Lloyds TSB Group or any other person which, notwithstanding the foregoing provisions of this clause 6.12, it may have founded on, and discharges Lloyds TSB, the Vendor and each other member of the Lloyds TSB Group and other person from, any liability at common law (including, but not limited to, negligence) or under statute (including, but not limited to, the Fair Trading Act 1986 except to the extent prohibited by that Act) arising out of this Agreement; and

(f)	the acknowledgements and agreements given in the foregoing paragraphs of this clause are promises which confer, and are intended to confer, a benefit upon Lloyds TSB, the Vendor and each other member of the Lloyds TSB Group and their respective advisers, directors, employees, officers and agents and, accordingly, the provisions of the Contracts (Privity) Act 1982 apply to each of them.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	43

6.13	Purchaser Warranties
Each of the Purchaser and the Guarantor hereby represents and warrants to the Vendor, as at the Execution Date, as set out in the Fourth Schedule. Each of the representations and warranties set out in the Fourth Schedule shall be deemed to be repeated in all material respects as at Closing. No claim for breach of a Purchaser Warranty shall be valid unless the claim is notified to the Guarantor by 31 January 2006.

6.14	Tax Consequences of Purchase Price Adjustment
The Parties acknowledge and agree that:

(a) should, contrary to the Parties’ understanding, a Purchase Price adjustment (or part thereof) payable pursuant to clause 6.2 be gross income to the Purchaser or consideration for a taxable supply (for GST purposes) by the Purchaser (or the Purchaser’s GST group representative member) then clauses 6.14(b) and (c) apply;

(b) the Purchaser is intended to receive and retain the full amount of the relevant Purchase Price adjustment payable pursuant to clause 6.2 after taking account of all (or any) tax considerations or effects that apply to or flow from that payment or any payment or increased payment required by clause 6.14(c);

(c) any Purchase Price adjustment payable pursuant to clause 6.2 shall, where necessary, be increased so that, after the subtraction of all of the Purchaser’s (or the Purchaser’s GST group representative member’s) liabilities (if any) for taxes in respect of the payment or payments totalling the increased amount or in respect of any taxable supply giving rise to such payment or payments (such liability for tax to be the liability which would arise but for any relief specifically relating to that liability available to the Purchaser (or the Purchaser’s GST group representative member)), the Purchaser receives and retains the required Purchase Price adjustment.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	44

7	TAXATION

7.1	Definitions
In this Section 7:

IRD means the Inland Revenue Department.

GST Act means the Goods and Services Tax Act 1985.

ITA means the Income Tax Act 1994.

TAA means the Tax Administration Act 1994.

7.2	Purchase Price adjustment for Indemnity Loss
Subject to the limitations set out in thisSection 7, the Vendor shall, by way of an adjustment to the Purchase Price and pursuant to clause 7.5, indemnify the Purchaser against certain liabilities to taxation incurred or suffered by Group Companies. For this purpose, the Parties agree that the amount of an indemnity payment computed in accordance with this Section 7 and, in particular, having regard to clause 7.9, is deemed to compensate the Purchaser for any loss it may have suffered in acquiring the Shares.The Purchaser acknowledges that the only recourse available to it arising in those circumstances is the right to claim to have the Purchase Price adjusted (by way of payment by the Vendor of a refund) pursuant to clause 7.5 (subject always to the limitations set out in this Section 7) and that there are no other or separate causes of action for damages or other recourse from misrepresentations or breach of representation or warranty or otherwise available to the Purchaser in these circumstances.

7.3	Tax Warranties - General

The Vendor warrants to the Purchaser that, except to the extent the following applies to any transaction in the portfolio of Structured Finance Transactions entered into by certain Group Companies where the warranties given pursuant to this clause are not qualified by knowledge, so far as the Vendor is aware, the following is or will be true in all material respects as at the Closing Date:

(a) Full Provision for Taxation: The Closing Accounts will make provision or reserve for all taxation every Group Company is or may become liable to pay in respect of income, transactions or events subject to taxation for any (and every) period ending on or before the day before the Closing Date;

(b) Deferred Taxation: The deferred tax in the Closing Accounts will be correctly calculated in accordance with the Accounting Policies;

(c) Records: Each Group Company has kept and preserved those records which it has been required to keep and preserve for the purposes of taxation by the TAA or by any other relevant law, including without limitation:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	45

	(i)	copies of all taxation returns, registrations, elections, notices, and any other documents submitted to the IRD or any other relevant taxation authority;

	(ii)	all records required in relation to tax memorandum accounts (including those described in paragraph (f)); and

	(iii)	all records necessary for ascertaining capital gains and capital losses (including net capital gains and net capital losses);

(d)	Returns etc: Each Group Company has made all taxation returns and made or supplied all registrations, elections, notices and information to the IRD or any other relevant taxation authority as are required by law and all such taxation returns made, and all such registrations, elections, notices and information made or supplied, by each Group Company were correct, disclosed all material items and were made on a proper and timely basis;

(e)	Tax Payments Made: All taxation payments or withholdings required to be made by a Group Company before the Closing Date will have been made, and

	(i)	each Group Company has (where required by law to do so) accounted to the IRD or any other applicable taxation authority for any tax so deducted or withheld by it on a timely basis; or

	(ii)	provision for the payment of the same at a future date will be made in the Closing Accounts, or the amounts that were deducted or withheld have been or will be retained and will be available to the Group Company at the Closing Date pending their payment to the IRD or the application taxation authority;

(f)	Tax Memorandum Accounts: To the extent that imputation credit accounts, dividend withholding payment accounts, branch equivalent taxation accounts, conduit tax relief accounts, policyholder credit accounts and other tax memorandum accounts have been or should have been maintained by any Group Company under a provision of the ITA or the TAA:

	(i)	those tax memorandum accounts have been correctly maintained as required by the relevant legislation; and

	(ii)	no Group Company is liable for any taxation payable where there was a debit balance in any of its tax memorandum accounts at the end of an earlier imputation year; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	46

	(iii)	none of those tax memorandum accounts (other than a branch equivalent taxation account) will have a debit balance on the Closing Date;

(g)	Goods and Services Tax: For the purposes of GST and as applicable in respect of all periods ending before the Closing Date:

	(i)	each Group Company has complied (whether as part of a group for GST purposes or otherwise) with all the requirements of the GST Act and in particular has maintained and kept complete, correct and up-to-date records, invoices, credit and debit notes and other necessary documents for the purposes of that Act;

	(ii)	(without limiting paragraph (e)) all GST for which the Group Company was liable to account in respect of taxable supplies made by any person before the Closing Date has been paid or provision for the payment of the same at a future date will be made in the Closing Accounts or amounts on account of such GST will be retained by and will be available to the Group Company at the Closing Date pending their payment to the IRD;

(h)	No Disputes: As at the Execution Date no Group Company is in any dispute with any taxation authority and no taxation audit, review or investigation by the IRD or any other applicable taxation authority is presently being undertaken or, so far as the Vendor is aware, is pending as at the Execution Date except for:

	(i)	an IRD audit of the NBNZ Group’s structured financing arrangements; and

	(ii)	a dispute with the IRD in relation to a Carter Holt Harvey transaction; and

	(iii)	completion of IRD audits of Group Companies for periods prior to the 1999 income year.;

(i)	IRD Rulings and Tax Opinions: A Group Company may rely on either a non -binding IRD ruling or a taxation opinion obtained by the Group Company in respect of the tax treatment of or any tax position taken with respect to any transaction, to the extent that the IRD ruling or taxation opinion was given with respect to the transaction or tax position (and in the case of the IRD ruling) was stated to apply to the relevant period;

(j)	Binding taxation rulings: All binding taxation rulings received by the Group Companies bound the IRD when issued, and remained binding on the IRD until the end of the period to which they applied or remain binding at Closing, and each transaction entered into by an applicable Group

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	47

Company in reliance on a binding ruling is in all material respects the arrangement described in such binding ruling;

	(k)	No Avoidance or Sham: No Group Company has at any time:

(i) obtained or sought to obtain a taxation advantage for which a penalty or liability may be imposed under section 141E or 143B of the TAA; or

(ii) obtained a taxation advantage from any arrangement to which section BG1 of the ITA or section 76 of the GST Act applies; or

(iii) made or entered into any arrangement undertaking or scheme which was at the time it was entered into a sham,

for which provision has not been made in the Closing Accounts;

	(l)	Thin Capitalisation: Each Group Company is not and has not been a company to which the interest apportionment rule in section FG8 or the interest allocation rules in Sub-Part FH of the ITA apply; and

	(m)	Tax Balance Date: Each Group Company that is a New Zealand resident taxpayer has an accounting year for New Zealand income tax purposes ending on 31 December of each year.

For the avoidance of doubt, a claim for a breach of warranty in this clause 7.3 can only be made under clause 7.5(a) and (in the case of paragraphs (i) and (j) of clause 7.3 ) under clause 7.5(b).

7.4	Tax Warranties – Relevant Transactions
The Vendor warrants to the Purchaser that the following is or will be true in all material respects as at the Closing Date:

	(a)	Assumed Taxation Consequence: The Relevant Transactions have:

(i) the taxation consequences for the applicable Group Companies throughout their transaction terms which were:

(aa) described in approval papers prepared by NBNZ Group employees for the purposes of obtaining corporate authorisations for the Relevant Transactions; and

(bb) specified in taxation rulings or opinions referred to in the approval papers and obtained for each Relevant Transaction; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	48

		(ii)	no other material taxation consequences for the applicable Group Companies (and without limiting what is a material taxation consequence, this term shall include a material net GST transaction cost with respect to a transaction);

	(b)	Transaction One: Any warranty that relates to taxation consequences given by a Group Company in the agreements comprising Transaction One, was true in all material respects when made, and will remain so at Closing.

For the avoidance of doubt, a claim for a breach of warranty in this clause 7.4 can only be made under clause 7.5(b).

7.5	Indemnity
Subject in all respects to the other clauses in this Section 7, the Vendor covenants to keep the Purchaser indemnified from and against, and to pay to the Purchaser (by way of adjustment to the Purchase Price) an amount equal to, any amount of taxation for which any Group Company is or becomes liable to pay:

	(a)	in respect of any period up to the day before the Closing Date, including in respect of or by reference to or as a consequence of:

		(i)	any income derived or received by a Group Company on or before the day before the Closing Date or in respect of any period ending on or before the day before the Closing Date and howsoever that liability for taxation arises, including without limitation where the taxation liability arises because of the denial of any relief expected to be available to any person (whether directly or through a loss offset election or subvention payment arrangement); or

		(ii)	any benefit provided or deemed by applicable law to be provided by a Group Company to its employees on or before the day before the Closing Date; or

		(iii)	any other event or circumstance or any act or omission which occurred or existed, or was deemed by operation of law to occur or exist, on or before the day before the Closing Date for the purposes of taxation; or

		(iv)	any breach of a tax warranty in clause 7.3,

whether or not the liability of the relevant Group Company was a known or contingent liability as at the Closing Date and whether or not the relevant taxation is primarily chargeable against or attributable to a Group Company or to any other person; and

	(b)	in respect of any period commencing on or after the Closing Date:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	49

		(i)	where that taxation liability arises as a direct consequence of:

			(aa)	the fraud or a wilful act or wilful omission prior to Closing of or by a Group Company in connection with filing or returning or providing information to a taxation authority; or

			(bb)	a breach of a tax warranty in clause 7.4 ; or

			(cc)	a breach of a tax warranty in clause 7.3(i) or (j); or

			(dd)	the application of the interest apportionment rule in section FG8 or Sub-Part FH of the ITA that occurs because a Group Company was a member of the NBNZ Group in the current income year; or

			(ee)	a debit to a Group Company’s tax memorandum account (as referred to inclause 7.3(f)) (excluding the branch equivalent taxation account) relating to a period prior to Closing that has the consequence of leaving the Group Company’s tax memorandum account with a debit balance at the end ofthe current imputation year; or

		(ii)	where any of clauses 7.19, 7.20 and 7.21 apply,

and whether or not the liability of the relevant Group Company was a known or contingent liability as at the Closing Date and whether or not the relevant taxation is primarily chargeable against or attributable to a Group Company or to any other person.

7.6	Claims
It is agreed by the Parties that:

	(a)	all claims by the Purchaser against the Vendor for a Purchase Price adjustment in respect of taxation liabilities of the NBNZ Group must be made only under this Section 7;

	(b)	clause 10.1 shall apply to claims under clause 7.5;

	(c)	the Vendor shall not be required to make a payment under clause 7.5 unless either:

		(i)	an individual amount for which the Vendor is liable under that clause exceeds NZ$2,500,000, unless a lesser individual amount is one of a series (that is two or more) of amounts arising from the same event, circumstance, originating cause or tax issue that sum to at least NZ$2,500,000, in which case all such amounts may be aggregate d in value and treated as a single individual amount; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	50

		(ii)	the amount for which the Vendor is liable to pay under that clause exceeds NZ$100,000 and when added to all other unpaid amounts for which the Vendor is liable to pay under that clause in respect of an income year exceeds the sum of NZ$2,500,000 (Annual Tax Indemnity Threshold); provided when the period covered by an income year is other than 12 months, then the amount of the Annual Tax Indemnity Threshold shall be prorated accordingly, to reflect the greater or lesser period as the case may be. If the Annual Tax Indemnity Threshold is reached in respect of an income year then the Vendor shall be required by this paragraph (ii) to pay all unpaid amounts validly claimed under that clause to the extent they each exceed NZ$100,000.

	(d)	the Vendor will not have any liability under clause 7.5 unless the Purchaser notifies the Vendor in writing of the relevant claim for a Purchase Price adjustment by 31 December 2009, except:

		(i)	subject to paragraph (ii), where the relevant claim arises from a taxation return made by a Group Company before the Closing Date being fraudulent or wilfully misleading or omitting all mention of income which is of a particular nature or derived from a particular source; or

		(ii)	where the time bars for taxation claims specified in the TAA are amended with an effective date prior to 31 December 2004, in which case, if applicable to a taxation return made by a Group Company before the Closing Date, the test for reopening a taxation return specified in an amended time bar shall apply, and in either case, the claim, or the event or circumstance that may give rise to a claim, is notified in writing to the Vendor no later than the tenth anniversary of the Closing Date.

7.7	Right to require deferral of taxation
The Vendor may require the Purchaser to procure each Group Company to defer the payment of taxation for which the Purchaser is indemnified by the Vendor to the maximum extent permitted by law.

7.8	Payment
	(a)	Where the Vendor becomes liable to make any payment to the Purchaser pursuant to clause 7.5, then (without limiting clause 7.7 ) the due date for the making of that payment shall be:

		(i)	in the case of tax on which use of money interest is then accruing and such use of money interest, the date that is 2 Business Days after the day on which the Purchaser requests payment; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	51

		(ii)	in any other case, the date that is 2 Business Days before the last date on which the relevant Group Company would have had to have paid to the appropriate taxation authority the taxation that has given rise to the liability of the Vendor under this Agreement in order to avoid incurring a liability for a charge or penalty in respect of that taxation liability, provided that if any date so determined precedes the Closing Date then (subject to clause 7.7 ) payment shall be made 2 Business Days after the date on which the Purchaser notifies the Vendor of the relevant taxation claim.

	(b)	For the purposes of clause 7.5 and without limiting paragraph (a) of this clause:

		(i)	a Group Company shall be deemed to have paid an amount of taxation:

(aa) after the Group Company has filed a return applying any relief otherwise available to it in respect of a period after the day before the Closing Date in satisfaction of a taxation liability that may be indemnified under clause 7.5; and

(bb) that return is assessed without adjustment with reference to such application; and

		(ii)	subject to the other provisions of thisSection 7, the due date for payment by the Vendor in respect of the indemnity for the amount of taxation described in paragraph (a) is the final return date for the taxation period in which the relief so applied could otherwise have been used for the purpose of satisfying another taxation liability of the Group Company or another company (or deemed company) in the same tax group as the Group Company; and

		(iii)	the indemnity payment shall equal the amount of taxation that could have been saved, had the relief still been available for the purposes of satisfying that other taxation liability.

7.9	Effect of Purchase Price adjustment/no windfall benefit from indemnity
Where relevant:

	(a)	the amount of an indemnity payment effecting a Purchase Price adjustment must be computed having appropriate regard to any Tax Savings available to a Group Company as a consequence of an event giving rise to the relevant claim for indemnification by the Purchaser; and

	(b)	clause 6.14 shall apply mutatis mutandis to a Purchase Price price adjustment payable pursuant to this Section 7.

Furthermore, the Vendor and the Purchaser record their intention that:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	52

	(c)	while the Purchaser is to be indemnified against any liability which relates to taxation payable by a Group Company (as specified in clause 7.5), the Purchaser is not intended to receive a windfall gain under the indemnity in clause 7.5; and

	(d)	the Purchaser or a Group Company is required to disgorge any windfall gain the Group Company subsequently receives, and must, where the Vendor has for the time being fulfilled its indemnity obligations in accordance with the provisions of thisSection 7, consult in good faith with the Vendor with respect to any claim by the Vendor that a Group Company has received a windfall gain and with respect to notifying the Vendor that such a windfall gain has arisen.

7.10	Recoveries
If the Purchaser or a Group Company recovers from a third party an amount on account of taxation which is on the same account or referable to the same matter or transaction or event as any payment made by the Vendor to the Purchaser under clause 7.5 then, without limiting clauses 7.9 and 7.16(j), the Purchaser shall promptly pay or procure the prompt payment of the amount so recovered (net of costs of recovery and net of tax) to the Vendor.

7.11	Taxation Claims Procedures
The following provisions will apply to taxation claims:

	(a)	without limiting the following paragraphs:

(i) upon the Purchaser or a Group Company becoming aware of a taxation claim or any other event or circumstance that may give rise to a claim by the Purchaser for indemnification by way of adjustment of the Purchase Price under clause 7.5, the Purchaser shall within 7 Business Days of becoming so aware give written notice thereof to the Vendor; and

(ii) the Purchaser shall procure that the relevant Group Company promptly takes such action, and gives such information and assistance in connection with the affairs of the relevant Group Company, as the Vendor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the taxation claim;

	(b)	in the event of the issue of a notice of proposed adjustment (Tax Notice) by the Commissioner of Inland Revenue in respect of the taxation affairs of a Group Company which could result in the Vendor being required to make an indemnification payment by way of adjustment of the Purchase Price under clause 7.5, the Purchaser shall within 7 Business Days of receipt of the Tax Notice give written notice to the Vendor of such Tax Notice, and:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	53

(i)	the Purchaser shall take all reasonable steps to ensure that the relevant Group Company does not make any admission of liability in respect of such Tax Notice, or take any other step (other than payment of tax to the extent required by law) which is likely to prejudice any rejection of, any challenge to or any defence to the Tax Notice pending consultation under paragraph (ii) below;

(ii)	the Purchaser shall (and, if required by the Vendor, the Purchaser will procure that the relevant Group Company shall) consult with the Vendor and with professional advisors nominated by the Vendor in relation to that Tax Notice. If after such consultation the Vendor shall so request, the Purchaser will procure that the relevant Group Company rejects the proposed adjustment by filing a notice of response (Response Notice) as required under the TAA advising the Commissioner of Inland Revenue of such rejection;

(iii)	following the filing of the Response Notice, the Purchaser shall procure that the relevant Group Company complies in all relevant and material respects with the dispute resolution procedures in the TAA, including, without limitation:

(aa) attending any conferences with the Commissioner of Inland Revenue in relation to the proposed adjustment;

(bb) reviewing the disclosure notice and statement of position issued by the Commissioner of Inland Revenue;

(cc) preparing and filing a statement of position in respect of the dispute within the prescribed time as set out in the TAA; and

(dd) participating and complying in all respects with the adjudication process as set out in the TAA.

The Purchaser shall at all times during the above process take all reasonable steps to keep the Vendor informed of, and shall consult with the Vendor and the relevant professional advisors as to the conduct of, the dispute and the process;

(iv)	if the rejection is not accepted in whole or in part by the Commissioner of Inland Revenue, the Purchaser will give notice of that non-acceptance to the Vendor within 7 Business Days of receipt by the Purchaser or the relevant Group Company of such non-acceptance;

(v)	if the Vendor (acting reasonably) determines that a disputable decision of the Commissioner of Inland Revenue should be challenged in the Taxation Review Authority or the High Court of

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	54

New Zealand then the Purchaser will, at the written request of the Vendor, procure that the Purchaser or the relevant Group Company (at the cost of the Vendor) refers the matter to a counsel experienced in taxation matters, who has not previously been involved in advising upon the specific disputed issue or transaction, and who is chosen by the Vendor after consultation with the Purchaser for an opinion as to the likelihood of such a challenge being successful. If the opinion of such counsel is that there is a reasonable likelihood of the challenge being successful the Purchaser will, at the written request and cost of the Vendor, take, or procure that the relevant Group Company takes, such further action as such counsel may recommend to challenge the relevant decisions, unless the Purchaser elects to discontinue the taxation dispute and to that extent release the Vendor from its indemnity obligation;

	(vi)	if the challenge is heard by the Taxation Review Authority or the High Court of New Zealand and is decided against the relevant Group Company, the Purchaser will give notice to the Vendor of that decision as soon as it receives notice of the decision. If requested to do so in writing by the V endor (and subject to a recommendation by the counsel referred to above) the Purchaser will procure that the relevant Group Company (at the cost of the Vendor) appeals the decision to the High Court or the Court of Appeal, as the case may be, unless the Purchaser elects to discontinue the taxation dispute and to that extent release the Vendor from its indemnity obligation. A similar requirement shall apply, but with reference to the Privy Council or the Supreme Court of New Zealand (as applicable), with re spect to decisions decided against the relevant Group Company in the Court of Appeal;

	(vii)	if the challenge procedures set out in TAA are amended in any way, the Purchaser will procure that the relevant Group Company takes such steps within the amended legislation as the Vendor may reasonably require and, subject to a favourable counsel’s opinion as mentioned above, cause the challenge or appeal (as the case may be) to be prosecuted to the extent reasonably requested by the Vendor;

(c)	if the disputes resolution procedures, challenge or appeal (in relation to which the Purchaser has previously received a payment under clause 7.5) are ultimately successful in whole or in part and the relevant Group Company receives any tax credit, refund or reimbursement of costs, the Purchaser shall promptly pay to the Vendor (to the extent that it does not exceed that amount previously paid by the Vendor) an amount equal to the amount of that tax credit, refund or costs together with any interest (net of taxation) which the relevant Group Company has received on such tax credit, refund or reimbursement;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	55

	(d)	clauses 7.11(b) and (c) shall be deemed modified to the extent necessary so as to apply to any taxation claim commenced or instigated by an overseas taxation authority in respect of a Group Company and to all relevant acts and steps, and payments made or received subsequent thereto;

	(e)	upon the Purchaser or a Group Company receiving formal notice from any taxation authority of the commencement of a tax audit or similar review or investigation into the affairs of a Group Company which may result in a taxation claim that may give rise to a claim for indemnification by way of adjustment of the Purchase Price under clause 7.5, the Purchaser shall:

(i) as soon as reasonably practicable give written notice thereof to the Vendor; and

(ii) procure that the relevant Group Company promptly takes such action and gives such information and assistance in connection with its affairs as the Vendor may reasonably by written notice request to manage the process of the audit or similar review or investigation to minimise the risk of such a taxation claim; and

(iii) procure that the relevant Group Company does not make any admission of liability in respect of such a taxation claim or take any other steps (other than the payment of tax to the extent required by law) which is likely to prejudice the management of the audit or similar review or investigation.

7.12	Existing Taxation Claims
The undertakings in clause 7.11 and in particular the undertaking in clause 7.11(a)(ii) shall also apply (with all necessary modifications) with respect to:

	(a)	taxation claims involving Group Companies already existing or being pursued or prosecuted by a taxation authority at the Closing Date; and

	(b)	all negotiations that involve a Group Company and a third party where the third party is liable to indemnify the Group Company in respect of taxation liabilities arising prior to the Closing Date.

7.13	Procedure for small taxation claim amounts
Where the Purchaser reasonably determines that the amount of tax in dispute (including for this purpose a denial of deductions or losses) or tax payable by a Group Company in respect of a taxation claim will not, throughout the duration of the taxation claim, exceed NZ$100,000, then:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	56

	(a)	clauses 7.11 and 7.12 will not apply to the taxation claims unless the Purchaser determines that the claim may have a precedent effect on other transactions and elects to invoke the procedure in clause 7.11; and

	(b)	the Purchaser shall procure that the Group Company takes all appropriate steps to diligently and in a business-like manner dispute or challenge the taxation claim, having due and proper regard to the amount of tax in dispute; and

	(c)	the Purchaser shall notify the Vendor, at 6 month intervals, with brief details in respect of the relevant dispute (and of other taxation claims to which this clause applies).

7.14	Expenses
	(a)	Without limiting any other right of the Purchaser, all out of pocket costs and expenses (including reasonable legal fees and reasonable disbursements) properly incurred by the Purchaser or a Group Company in connection with any consultation, challenge, appeal or other matter contemplated by clause 7.11 or clause 7.12 in relation to a taxation claim or in connection with the enforcement by the Purchaser of this Section 7 will be paid or reimbursed by the Vendor.

	(b)	The Vendor and the Purchaser will, at such intervals or occasions as they deem appropriate, discuss and agree the timing of payments and reimbursements due from the Vendor pursuant to this clause, with the intent that:

(i) significant costs and expenses described in paragraph (a) should be paid by the Vendor in advance, or at or about the time they are due for payment by the Purchaser or a Group Company; and

(ii) the payment procedures are to be streamlined, and so that payments are made as infrequently as possible.

(c)	In the event the Vendor fails to make a payment required under this clause to the Purchaser within 30 days of request for payment, then the Purchaser may serve notice on the Vendor specifying that the Purchaser may conduct the relevant dispute without being bound by the procedures contemplated by clauses 7.11 and 7.12. If the Vendor fails to make the required payment within 30 days of the service of that notice, then the provisions of clause 7.11 or clause 7.12 shall not apply to that dispute and the Purchaser and the relevant Group Company may act as they think fit in relation to that dispute.

7.15	Taxation Returns
The following provisions shall apply in relation to taxation returns:

	(a)	the Vendor shall arrange for each Group Company to prepare sign and file tax returns and tax computations for all relevant taxation periods ended prior to the Closing Date (Returns prior to the Closing Date), to the extent

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	57

that the same shall not have been prepared before the Closing Date ; the Returns prior to the Closing Date shall be prepared in a manner that is consistent with the prior practice adopted by the Vendor in filing tax returns; and the Purchaser shall procure that the Group Companies cooperate with the Vendor or its agents to the extent necessary to allow that process to be completed;

(b)	the Vendor shall be entitled to conduct whatever negotiations are necessary with the IRD or any other relevant taxation authority in order to agree the Returns prior to the Closing Date; the Purchaser may nominate a person to attend those negotiations as an observer; and the Purchaser shall procure that each Group Company shall, if so required in writing by the Vendor, give the Vendor or its agents all such assistance as may be reasonably required to agree the Returns prior to the Closing Date with the appropriate taxation authorities;

(c)	the Purchaser shall procure that each Group Company shall, in relation to tax returns (other than Returns prior to the Closing Date) required by law for the period current at the Closing Date and for any period ending before the Closing Date (including the Returns for the 2003 and 2004 income years), disclose to the Vendor and use its best endeavours to agree with the Vendor any variations in the information in those tax returns that would give rise to any change in the taxation liability in relation to the Closing Accounts as if those financial statements represented the year end financial statements. Where there is any disagreement between the Purchaser and the Vendor as to the content of the tax returns and the determination of the content by the Purchaser may give rise to a claim under clause 7.5, the tax returns and the content thereof will be as determined by the Purchaser; however, the Purchaser will procure that the relevant Group Company will file a Notice of Proposed Adjustment (NOPA) as defined in section 3(1) of the TAA and that that NOPA will adopt the approach advocated by the Vendor on the relevant taxation issue (or will take any analogous or such other steps applicable for the purposes of any other relevant jurisdiction or taxation authority other than New Zealand and the IRD and also adopt the approach advocated by the Vendor on the relevant taxation issue). In the event that the Commissioner of Inland Revenue rejects the NOPA the Purchaser shall ensure that the Taxation Claims Procedures inclause 7.11, as modified for the fact that the dispute has been triggered by a taxpayer initiated NOPA (or other steps described in the preceding sentence), are then followed; and

(d)	where necessary to give effect to assumptions or matters explicit or implicit in the Closing Accounts, the Purchaser shall also procure the Group Companies, in consultation with the Vendor or its agents, to prepare adequate part year accounts (consistent with the Closing Accounts) for the purpose of the ITA and for furnishing to the Commissioner of Inland Revenue, including, without limitation for carrying forward losses to the

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	58

day before the Closing Date and/or for the purposes of allowing companies to undertake loss offset transaction arrangements, and to agree those accounts with the Vendor or its agents.

7.16	Limitations on Purchase Price adjustment
The Vendor’s covenant given in clause 7.5 to adjust the Purchase Price in respect of certain taxation liabilities of Group Companies shall not cover any taxation liability of a Group Company:

	(a)	to the extent that a provision or reserve for the amount of that taxation liability (including a general unspecified provision or reserve not directly related to that taxation liability) has been made in the Closing Accounts or in respect of which such a provision or reserve has been made in the Closing Accounts for that taxation liability which is insufficient only by reason of any increase in rates of taxation made after the Closing Date; or

	(b)	to the extent that any relief of a Group Company arising:

		(i)	as a consequence of or by reference to any event which occurred on or before the Closing Date, relates to the relevant taxation claim; or

		(ii)	in respect of a period ended on or before the Closing Date, is available to that Group Company to relieve that taxation liability; or

	(c)	subject to clause 7.18(a), to the extent that that taxation liability would not have arisen, or would have been reduced or eliminated, butfor an act or omission of or on the part of a Group Company on or after the Closing Date, including without limitation a failure or an act or omission on the part of a Group Company on or after the Closing Date:

		(i)	to file a tax return (including where applicable with supporting and/or part year financial statements) on a proper and timely basis or to make any claim or election or to give any notice or consent the making or giving of which was taken into account (explicitly or implicitly) in computing a provision or reserve for taxation made in the Closing Accounts and (provided the Purchaser requests the Vendor in writing to do so) were notified in writing by the Vendor to the Purchaser on or before the date described in paragraph 2.2 of Schedule 2; or

		(ii)	that causes a binding ruling to cease to bind the IRD; or

	(d)	to the extent that that taxation liability would not have arisen but for:

		(i)	the agreement to sell or the sale of the Shares; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	59

(ii) any other change in ownership (including by reference to direct or indirect voting interests or market value interests) in a Group Company after the Closing Date,

excluding a taxation liability indemnified pursuant to clause 7.5(b)(i)(dd) and (ee) but including without limitation a taxation liability that arises by reason of the application of the interest apportionment rule in section FG 8 of the ITA that occurs solely because of the circumstances described above; or

(e)	without limiting clause 7.16(d) to the extent that the taxation liability arises as a direct consequence of the inability of any Group Company to carry forward tax credits or net losses because of the sale of the Shares under this Agreement; or

(f)	to the extent that the taxation liability arises solely because of or as a consequence of a refund or credit of tax that, on orafter the Closing Date, is claimed or available for or in respect of a period ending prior to, or including, the Closing Date; or

(g)	in the case of the Vendor’s covenant in clause 7.5(a) but not in clause 7.5(b), in relation to any taxation on income or services or other items of property attributable to, or to transactions performed in, a period after the day before the Closing Date irrespective of and whether such liability arises as a result of a contract or agreement entered into by a Group Company on or before the day before the Closing Date; or

(h)	to the extent that a taxation liability arises as a result of:

(i) an amendment to, or a request to amend, any Return for any period prior to the Closing Date or any other return for taxation approved by the Vendor for the purposes of this Agreement, in each case where the amendment or request is made without the written consent of the Vendor; or

(ii) without limiting paragraph (h)(i) and other than a change agreed in writing by the Purchaser and the Vendor, a change in accounting principles of the Group Company or a change in the treatment of any item for taxation purposes of the Group Company in respect of any Return prior to the Closing Date (as defined in clause 7.15(a)) or any other return for taxation approved by the Vendor for the purposes of this Agreement and being a return that relates to a period ending on or before 31 December 2003; or

(i)	the change (following the Closing Date) of the balance date of a New Zealand resident Group Company taxpayer, but only in respect of the 2003/2004 income year; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	60

	(j)	to the extent that that taxation liability is something in respect of which a member of the NBNZ Group is entitled to be indemnified under the indemnity set out in clause 8.3 of the Share Sale Agreement dated 10 September 1998 between Bank of Scotland, BOS Holdings (New Zealand) Limited, Lloyds TSB, NBNZ Holdings and the National Bank; or

	(k)	to the extent that:

		(i)	a binding taxation ruling issued by the IRD (other than a binding taxation ruling issued in respect of any of the Transaction Four Transactions):

			(aa)	never bound, or prior to Closing ceased to bind, the IRD; and

			(bb)	the reason that taxation ruling never bound or ceased to bind the IRD was a direct consequence of an act or omission of a person other than a Group Company; and

		(ii)	the taxation liability:

			(aa)	is a liability in respect of a period commencing on or after the Closing Date; and

			(bb)	could not have been imposed if the taxation ruling bound the IRD.

7.17	Purchaser Obligations
The Purchaser and the Guarantor will procure that:

	(a)	no Group Company will:

		(i)	(except as may be required directly or indirectly in relation to the Permitted Dividends) offset in accordance with section LE2(4)(b) of the ITA any credit to which that Group Company is entitled under section LE2(2) of that Act against any income year or part income year for taxation purposes in which the Vendor owned the Shares; or

		(ii)	provided Lloyds TSB has on or before Closing specified in writing to NBNZ Holdings the actions that Group Companies cannot take, take any other action which results in the Vendor or Lloyds TSB not being entitled to, or being entitled to a reduced amount of, any relief, credit or other benefit to which, but for such action taken by that Group Company, it would lawfully be entitled under United Kingdom taxation law with respect to dividends paid by that Group Company in the six years before the Closing Date; and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	61

	(b)	the relevant Group Company will provide to the Vendor and Lloyds TSB such information and documentation (all of which shall be held by the Vendor or Lloyds TSB, as the case might be, on a confidential basis) held by it as may reasonably be required to assist the Vendor or Lloyds TSB (as the case may be) to obtain any relief, credit or other benefit to which it is lawfully entitled under United Kingdom taxation law with respect to dividends paid by that Group Company in the six years before the Closing Date.

7.18	Certain Confirmations
For the avoidance of doubt:

	(a)	nothing done by a Group Company in the course of properly exercising a right or performing an obligation under or with respect to a transaction document that is or may be the subject of a taxation claim:

		(i)	where the right or obligation exists in the transaction document in the form the transaction document was in immediately prior to Closing (including voting to exercise a put option in relation to any Transaction Four Transaction); or

		(ii)	where the exercise or performance of the right or obligation is in the ordinary course of business of the NBNZ Group and consistent with the manner in which the NBNZ Group has conducted its taxation affairs prior to Closing; or

		(iii)	with the prior written approval of the Vendor, such approval not to be unreasonably withheld; or

		(iv)	pursuant to clauses 7.11, 7.12 and 7.13,

shall limit the indemnity in clause 7.5; and

	(b)	nothing prevents the Purchaser from making a demand under clause 7.5(a) and clause 7.5(b) in respect of any single taxation claim and whether at the same time or at different times.

7.19	Transaction Two
	(a)	The parties agree that:

		(i)	Transaction Two shall be unwound as soon as reasonably practicable after Closing; and

		(ii)	for this purpose:

(aa) Lloyds TSB shall repay its loan from Transaction Two– Entity One (Entity One);

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	62

(bb) Entity One shall redeem its preference shares issued to Transaction Two – Entity Two (Entity Two); and

(cc) such other steps as the parties agree to unwind the transaction shall be taken including, if agreed, repaying the Loan Notes (Unwind); and

		(iii)	Entity One may pay a dividend to Entity Two.

	(b)	The Vendor and the Purchaser shall consult with respect to the steps and/or transactions and/or timing required to effect the Unwind.

	(c)	The Vendor shall indemnify the Group Companies pursuant toclause 7.5(b) for all taxation arising with respect to:

		(i)	the Unwind; and

		(ii)	the dividend paid to Entity Two described inparagraph (a), but only where with the agreement of the Vendor, the Unwind occurs more than 30 days after Closing.

7.20	Transaction Three Swaps
	(a)	The parties agree that the Transaction Three Swaps will be unwound on their respective transaction maturity dates (unless the Purchaser determines to extend either transaction beyond its current maturity, in which case this clause shall not apply).

	(b)	For this purpose:

		(i)	all loans made by Group Companies for the purpose of one of the Transaction Three Swaps (Swap transaction) shall be repaid;

		(ii)	various units issued by Group Companies for the purposes for the Swap transaction shall be redeemed;

		(iii)	various preference shares issued by Group Companies for the purposes of the Swap transaction shall be redeemed;

		(iv)	borrowings undertaken by the National Bank for the purposes of the Swap transaction shall be repaid; and

		(v)	such other steps as the parties agree are necessary to unwind each Swap transaction shall be taken (Unwind).

	(c)	The Vendor and the Purchaser shall consult with respect to the steps and/or transactions required to effect each Unwind.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	63

	(d)	The Vendor shall indemnify the Group Companies pursuant toclause 7.5(b) for all taxation arising on an Unwind, other than with respect to interest and dividends and/or other amounts of income that correspond to the period from the Closing Date.

7.21	Transaction Four Transactions
With respect to each Transaction Four Transaction, the parties agree that:

	(a)	the Purchaser will or will procure that the National Bank continues to take all business like steps consistent with its practice prior to Closing to protect and maintain the relevant Group Companies interests in the Transaction Four Transaction and the taxation rulings obtained with respect to the Transaction Four Transaction, including without limitation auditing and justifying the Transaction Four Transaction on the assumptions on which it was entered into (including as specified in the taxation ruling); and

	(b)	if the put option with respect to the Transaction Four Transaction is exercised and the NBNZ Group receives a net return on its overall investment in the Transaction Four Transaction in excess of 5% per annum (for the avoidance of doubt on a tax effected basis), the Purchaser shall promptly pay to the Vendor an amount equal to such excess; and

	(c)	should the put option be exercised and for any reason a binding taxation ruling obtained by the NBNZ Group for the Transaction Four Transaction does not bind the IRD, the Vendor shall indemnify the Purchaser pursuant to clause 7.5(b) for any taxation liability that any Group Company may incur with respect to the Transaction Four Transaction, to the extent that taxation liability would not have been incurred had the IRD been bound by the binding ruling.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	64

8	NON-COMPETITION COVENANT

8.1	Definitions
For the purposes of this Section 8 :

Acquired Company means a company or other legal or business entity domiciled inside or outside New Zealand that either itself or through a subsidiary or other entity controlled by it engages in any Restricted Activity.

Restricted Activity means carrying on in New Zealand any banking, funds management or other business in competition with the business carried on by the NBNZ Group as at Closing.

Term means the period commencing at Closing and ending on the seventh anniversary of the Closing Date.

8.2	No Competition
Unless the prior written consent of the Guarantor is given and subject always to clauses 8.3 and8.4, Lloyds TSB will not, and will procure that each other member of the Lloyds TSB Group does not, during the Term directly or indirectly carry on or be engaged or involved in (whether by itself or through another person), or manage any company or another legal entity which carries on or is engaged in, any Restricted Activity.

8.3	Exceptions to Restricted Activities
The following activities shall not be in breach of clause 8.2 :

(a) Lloyds TSB or any other member of the Lloyds TSB Group holding up to 5% (or if it is an asset management company acting in the ordinary course its business, a higher percentage) of the issued share capital of any company orcorporation which directly or indirectly carries on or is engaged in any Restricted Activity;

(b) Lloyds TSB or another member of the Lloyds TSB Group, in the ordinary course of business, subscribing for, purchasing, holding or otherwise dealing in, or conducting transactions in respect of, debt securities issued by any entity which directly or indirectly carries on or is engaged in any Restricted Activity;

(c) Lloyds TSB or any other member of the Lloyds TSB Group acquiring issued voting shares in an Acquired Company if:

(i) the Restricted Activity is not the principal business of the relevant Acquired Company; and/or

(ii) Lloyds TSB can reasonably demonstrate that a principal purpose of the acquisition is to acquire the relevant Acquired Company for

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	65

reasons other than the Restricted Activity or the Acquired Company divests the business involved in the Restricted Activity within one year from the date of the relevant acquisition;

	(d)	access to the banking, funds management or other businesses conducted by Lloyds TSB or another member of the Lloyds TSB Group outside New Zealand being available to persons located in New Zealand by virtue of physical mailing or by virtue of the internet or other electronic or telecommunications technology so long as the relevant services and products are not established for the purposes of conducting a business in New Zealand and are not specifically targeted at persons resident in New Zealand;

	(e)	the transaction of business in or with New Zealand by persons transacting through the use of any credit card, debit card, charge card or similar card issued outside New Zealand by Lloyds TSB or another member of the Lloyds TSB Group;

	(f)	the participation by a member of the Lloyds TSB Group domiciled outside New Zealand as a member (including as manager or agent) of a consortium or syndicate providing loan finance or other financial accommodation to, or providing paying agency services or other financial agency services to, a New Zealand entity or to the foreign affiliate of a New Zealand entity, or in respect of a project or other activity in New Zealand, where that participation arises in the ordinary course of the international financing activities of the Lloyds TSB Group;

	(g)	the investment by a member of the Lloyds TSB Group in any company or other legal entity which carries on or is engaged in a Restricted Activity if such investment does not give the Lloyds TSB Group member a controlling interest, and is in connection only with an employee superannuation and/or benefit plan, fund or scheme operated and/or managedby that member, whether on its own account or on behalf of another member of the Lloyds TSB Group or a third party;

	(h)	(for the avoidance of doubt) the acquisition of a member of the Lloyds TSB Group by any person or entity that directly or indirectly carrie s on or is engaged in a Restricted Activity; and

	(i)	(for the avoidance of doubt) conducting customary correspondent banking relationships with New Zealand registered banks.

8.4	Cessation of Restraint
The provisions of clause 8.2 shall not cease to have effect even if the Purchaser shall sell or otherwise dispose of any of the Shares.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	66

8.5	Restraint Reasonable
The Parties consider the restraint in this Section 8 to be reasonable in all the circumstances.

8.6	Modification
If any part of clause 8.2 is held to be invalid as an unreasonable restraint of trade or for any other reason, but that clause would be valid if that part was deleted or the period reduced or the range of activities or area dealt with reduced in scope, then that clause is to apply with such modifications as may be necessary to make it valid and effective.

8.7	Assessment of Purchase Price
The Parties acknowledge that the Purchase Price was assessed and accepted by the Purchaser being dependent upon Lloyds TSB giving the covenant described in clause 8.2 and that the provisions contained in clause 8.2 are solely for the protection of the Purchaser.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	67

9	GUARANTEES

9.1	Definitions
In this Section 9:

Beneficiary means:

(i) in respect of the guarantee set out in clause 9.2(a), the Purchaser; and

(ii) in respect of the guarantee set out in clause 9.2(b), the Vendor.

Guaranteed Party means:

(i) in respect of the guarantee set out in clause 9.2(a), the Vendor; and

(ii) in respect of the guarantee set out in clause 9.2(b), the Purchaser.

Guarantor means:

(i) in respect of the guarantee set out in clause 9.2(a), Lloyds TSB; and

(ii) in respect of the guarantee set out in clause 9.2(b), Australia and New Zealand Banking Group Limited,

and Guarantee shall be construed accordingly.

9.2	Guarantees
In consideration of the Vendor agreeing tosell, and the Purchaser agreeing to purchase, the Shares on the terms and conditions set out in this Agreement:

(a) Lloyds TSB unconditionally and irrevocably guarantees to the Purchaser the due and punctual observance and performance by the Vendor of all of the covenants and obligations, whether expressed or implied, that the Vendor is required to observe or perform under this Agreement and the due and punctual discharge of any liability of the Vendor which may arise under this Agreement and covenants with the Purchaser that if the Vendor shall fail to duly and punctually observe or perform any such covenant or obligation or to discharge any such liability then Lloyds TSB shall forthwith observe or perform that covenant or obligation or discharge that liability. For the avoidance of doubt the aggregate liability of Lloyds TSB under or arising out of this clause 9.2(a) shall not exceed the applicable amount under clause 10.1 (Vendor Liability Cap); and

(b) Australia and New Zealand Banking Group Limited unconditionally and irrevocably guarantees to the Vendor the due and punctual observance and performance by the Purchaser of all of the covenants and obligations, whether expressed or implied, that the Purchaser is required to observe or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	68

perform under this Agreement and the due and punctual discharge of any liability of the Purchaser which may arise under this Agreement and covenants with the Vendor that if the Purchaser shall fail to duly and punctually observe or perform any such covenant or obligation or to discharge any such liability then Australia and New Zealand Banking Group Limited shall forthwith observe or perform that covenant or obligation or discharge that liability.

9.3	Non-Prejudice of Guarantee
The liability of the Guarantor under its Guarantee shall not be abrogated, prejudiced or affected by any of the following:

(a) the granting of time, credit or any indulgence or other concession to the Guarantor or any other Party by the Beneficiary, or any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of the Beneficiary against the Guarantor or any other Party or anything done or omitted or neglected to be done by the Beneficiary in the exercise of the authorities, powers and discretions vested in the Beneficiary by this Agreement;

(b) the winding up, liquidation or insolvency of the Guaranteed Party;

(c) the alteration, modification or variation of, or addition to, this Agreement; or

(d) any other dealing, matter or thing which, but for this clause 9.3, might operate to abrog ate, prejudice or affect that Guarantee.

9.4	Guarantor a Principal Obligor
Although as between the Guaranteed Party and the Guarantor the latter may only be a surety yet as between the Guarantor and the Beneficiary the Guarantor shall be deemed a principal obligor and its liability shall not be affected or diminished by any of the matters mentioned in clause 9.3.

9.5	Exercise of Rights
The Beneficiary shall be entitled to exercise its rights against the Guarantor under its Guarantee directly against the Guarantor without first exercising its rights against any other Party.

9.6	Waiver of Subrogation Rights
The Guarantor hereby irrevocably waives all rights of subrogation (whether contractual or at common law or under any statute, whether or not a statute of New Zealand, or otherwise) to the claims of the Beneficiary against the Guaranteed Party and all contractual, statutory or common law rights of contribution, reimbursement, indemnification, and similar rights and claims against the Guaranteed Party which may arise in connection with, or as a result of, its Guarantee.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	69

9.7	No Competition
Without limiting clause 9.6, in the event of the liquidation or statutory management of the Guaranteed Party or the Guaranteed Party entering into a composition with creditors or like scheme of management or arrangement, the Guarantor will not prove in such liquidation, statutory management, composition or scheme in competition with the Beneficiary in relation to moneys due and owing to the Beneficiary under this Agreement and the Guarantor hereby authorises the Beneficiary to prove for all moneys owing to the Beneficiary and which have not been paid to the Beneficiary by the Guaranteed Party and to retain and to carry to a suspense account and appropriate at the discretion of the Beneficiary any amount received until the Beneficiary shall have received 100 cents in the dollar in respect of all moneys due and owing to the Beneficiary. If the Guarantor shall receive any money contrary to the intent of clause 9.6 or this clause 9.7 then such money shall be held in trust for the Beneficiary.

9.8	Reinstatement
If any payment made by the Guaranteed Party to the Beneficiary pursuant to this Agreement shall be voided by law then such payment shall be deemed not to have discharged or affected the liability of the Guaranteed Party therefore. In that event the Beneficiary and the Guaranteed Party shall be restored to the position in which each would have been entitled to exercise all the rights which each would have had if such payment had not been made.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	70

10	MISCELLANEOUS

10.1	Vendor Liability Cap
It is agreed that:

(a) subject toclause 10.1(b), the maximum aggregate amount for which Lloyds TSB and the Vendor collectively shall be liable (for the avoidance of doubt, with respect to all incidents (in the aggregate) giving rise (or which would give rise, in the absence of this clause 10.1(a)) to liability) to the Purchaser and the Guarantor collectively under or by virtue of this Agreement on any account whatsoever (other than clause 7.5) (whether under or by virtue of the Vendor Warranties, Section 7, in tort or otherwise whatsoever) shall not exceed NZ$2,500,000,000 (two billion and five hundred million New Zealand dollars); and

(b) the maximum aggregate amount for which Lloyds TSB and the Vendor collectively shall be liable (for the avoidance of doubt, with respect to all incidents (in the aggregate) giving rise (or which would give rise, in the absence of this clause 10.1(b)) to liability) at any point in time to the Purchaser and the Guarantor collectively in respect of any new claim under or by virtue of:

(i) clause 6.2 (Purchase Price Adjustment for Breach of Warranty) on account of breaches of the Vendor Warranties set out in paragraphs 2.1 (Title), 8.1 (Latest Annual Accounts), 8.2 (June Accounts), and 8.3 (Closing Accounts) of the Third Schedule; and

(ii) clause 7.5 (Tax Indemnity),

shall not exceed the amount arrived at by deducting from NZ$5,700,000,000 (five billion seven hundred million New Zealand dollars) the aggregate amount paid or payable by Lloyds TSB and the Vendor collectively to the Purchaser and the Guarantor collectively under or by virtue of this Agreement or otherwise on any account whatsoever (whether under or by virtue of the Vendor Warranties, Section 7, in tort or otherwise whatsoever).

10.2	Announcements
Except where disclosure is permitted under clause 10.3, no Party shall make or authorise any media release or other public announcement relating or referring to the matters dealt with in this Agreement without the prior agreement of the other Parties, such agreement not to be unreasonably withheld. However, if a Party is required to make an announcement of the existence of this Agreement then it may do so provided that it has first consulted with the other Parties in a timely fashion as to the content of such announcement.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	71

10.3	Confidentiality
No Party shall disclose to any other person (who is not another Party or a Related Company of another Party) any information relating or referring to the transactions contemplated by this Agreement except:

	(a)	with the prior written consent of the other Parties; or

	(b)	pursuant to clause 10.2; or

	(c)	disclosure in accordance with the Listing Rules of a recognised stock exchange on which the shares of that Party or a Related Company of that Party are listed or quoted or are intended to be listed or quoted; or

	(d)	where disclosure is required by law (including, without limitation, under any statutory requirement of the Australian Prudential Regulation Authority, the Reserve Bank of Australia, the Reserve Bank of New Zealand, the Australian Securities and Investments Commission or the New Zealand Securities Commission, and any taxation authority) or is made in compliance with the order of any Court of competent jurisdiction or any Governmental Authority; or

	(e)	disclosure of information which is in the public domain, if the relevant information has entered the public domain otherwise than by reason of a breach of this clause by that Party or a Related Company of that Party; or

	(f)	disclosure to an internationally recognised rating agency for the purposes of the rating of securities issued by that Party or a Related Company of that Party; or

	(g)	disclosure to a Related Company of the disclosing Party where the disclosing Party has informed the relevant Related Company that the relevant information is confidential and has taken such reasonable steps as are within its powers to ensure that the relevant Related Company does not disclose such information; or

	(h)	disclosure to a financial institution or a shareholder of the disclosing Party, or in any offering document issued to prospective investors under a public offering of securities, where necessary in connection with the raising of finance by the disclosing Party or a Related Company of the disclosing Party; or

	(i)	disclosure to an independent financial, legal or accounting a dvisor or consultant to the disclosing Party or a Related Company of the disclosing Party where such advisor or consultant needs to know such information for the purposes of providing advice to the disclosing Party or to a Related Company of the disclosing Party and the relevant advisor or consultant is

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	72

under a duty or obligation to maintain the confidentiality of the information being disclosed to,

AND, with effect from Closing, the Confidentiality Deed shall terminate and be superseded by the provisions of this Agreement. During the Interim Period, the Guarantor and the Purchaser need not comply with any provision of the Confidentiality Deed to the extent that that provision conflicts with this clause 10.3 (for the avoidance of doubt, this release will cease to apply with immediate effect if Closing is not effected on the Closing Date due to the default of the Purchaser).

10.4	No Action
The Purchaser and the Guarantor will not take, and at all times after Closing they will ensure that no Group Company takes, any action, proceeding, claim or demand against:

(a) any present or former director, officer or employee of any member of the Lloyds TSB Group or of the NBNZ Group; or

(b) any present or former shareholder of (or beneficial owner of shares in the capital of) any member of the Lloyds TSB Group or the NBNZ Group,

in respect of any act, omission, matter or thing relating to any Group Company and arising prior to the Closing except (i) insofar as such act, omission, matter or thing is the result of dishonesty on the part of the present or former director, officer or employee concerned, or (ii) a bona fide claim by the Purchaser against the Vendor or Lloyds TSB under this Agreement, provided that this clause 10.4 shall not prevent a Group Company taking any bona fide action in relation to an employee of that Group Company under the contract of employment between that Group Company and that employee. This undertaking contained in this clause is given for the benefit of each present or former director, officer, employee or shareholder of (or beneficial owner of shares in the capital of) any member of the Lloyds TSB Group or the NBNZ Group.

10.5	No Assignment
No Party shall transfer or assign its interest in, or any of its rights and obligations under, this Agreement.

10.6	Notices
Any notice or communication which a Party is required or intends to give to another Party concerning any matter or thing related to this Agreement shall be in writing. Notices to a Party shall be delivered to the designated address of the Party to which the notice is to be given or shall be sent by facsimile message to the relevant Party at that address. Any such notice or communication shall be deemed to have been given:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	73

(a) on the day of delivery, where the notice or communication is delivered during business hours on a Business Day in the city of delivery;

(b) on the following Business Day, where the notice or communication is delivered after the end of business hours or on a day that is not a Business Day (in either case) in the city of delivery;

(c) on the day of despatch, where a facsimile message is despatched on a Business Day and during business hours in the city to where the message is sent; and

(d) on the day after despatch, where a facsimile message is despatched after the end of business hours or on a day that is not a Business Day (in either case) in the city to where the message is sent.

10.7	Designated Addresses
A designated address for the purpose of this Agreement shall be that specifically designated in this clause, or such other address as shall be specifically designated by a Party by notice given to the other Parties in substitution therefor. The addresses designated pursuant to this clause are:

Vendor and Lloyds TSB
Lloyds TSB Bank plc 25 Gresham Street London EC2V 7HN England Attention: Director, Group Corporate Development Facsimile No: +44 207489 3484

Purchaser
ANZ Banking Group (New Zealand) Limited Level 15 ANZ Tower 215-229 Lambton Quay Wellington New Zealand Attention: General Counsel/Company Secretary Facsimile No. +64 4 496 8872

Guarantor
Australia and New Zealand Banking Group Limited Level 6 100 Queen Street Melbourne Australia Attention: General Counsel Facsimile No. +61 3 9273 0552.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	74

10.8	Giving of Notices and Consents
For the purposes of this Agreement:

(a) a notice given by or to, and any permission, approval or consent given by, Lloyds TSB shall be deemed to have also been given by or to the Vendor (but not vice versa); and

(b) a notice given by or to, and any permission, approval or consent given by, the Guarantor shall be deemed to have also been given by or to the Purchaser (but not vice versa).

10.9	No Cancellation
Neither the Purchaser nor the Guarantor shall be entitled to rescind or cancel this Agreement by reason of (i) Lloyds TSB, NBNZ Holdings, the National Bank or another member of the NBNZ Group failing to act in accordance with clauses 5.1 to 5.3 or (ii) any breach of any Vendor Warranty (except the Vendor Warranties in paragraphs 2.1, 2.2 and 2.3 of the Third Schedule) or of any warranty in clause 7.3 or clause 7.4. The Purchaser acknowledges that its sole remedy for a breach of any such clause or Vendor Warranty (other than those Vendor Warranties specifically identified above) is a cause of action in damages against the Vendor (whose obligation to pay any such damages is guaranteed by Lloyds TSB under clause 9.2(a)).

10.10	Waiver
It is agreed that:

(a) the performance of any covenant or agreement of this Agreement by a Party may be expressly waived in writing by each other Party, as appropriate;

(b) any waiver hereunder shall be effective only in the specific instance and for the purpose of the waiver; and

(c) no failure on the part of a Party to exercise, and no delay by a Party in exercising, any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.

10.11	Expenses
All costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisers and accountants) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such costs and expenses, whether or not Closing shall have occurred.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	75

10.12	Contracts (Privity) Act
The provisions of Section 4 of the Contracts (Privity) Act 1982 shall not apply to this Agreement and no person not explicitly a party to this Agreement is intended to derive, nor shall derive, any benefit of an enforceable nature from any of the provisions of this Agreement, except that (i) each relevant member of the Lloyds TSB Group may enforce clause 5.4 , and (ii) the persons referred to in clause 6.12(f) may enforce clause 6.12, and (iii) the persons referred to in clause 10.4(a) and (b) may enforce clause 10.4. But those clauses may be varied under clause 10.20 without the approval of any such person who is not a Party.

10.13	Governing Law
This Agreement shall be construed and take effect in accordance with the laws of New Zealand and any dispute between any two or more of the Parties touching or concerning the construction, meaning or effect of this Agreement or the rights or liabilities of the Parties hereunder shall be governed by the laws of New Zealand.

10.14	Submission to Jurisdiction
The Parties agree that any legal action, suit or proceedings (each a Proceeding) in connection with this Agreement or the transactions contemplated hereby may be brought in the New Zealand courts, which shall have non-exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement. Each Party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of New Zealand for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party further irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the courts of New Zealand, and hereby further irrevocably and unconditionally waives the right and agrees not to plead or claim to any such court that such Proceeding is brought in an inconvenient forum. Each Party further irrevocably and unconditionally agrees that a judgment in any Proceeding may be enforced in the courts of any other jurisdiction. The foregoing submission to the jurisdiction of the courts of New Zealand shall not limit the right of a Party to bring a Proceeding against another Party in any other court of competent jurisdiction, nor shall the taking of a Proceeding in one or more jurisdictions preclude the taking of a Proceeding in any other jurisdiction whether concurrently or not.

10.15	Process Agent
Each of the Vendor and Lloyds TSB hereby irrevocably appoints the firm of Chapman Tripp (Attention: Barry Brown) at its address at Level 6, Optimation House, 1-13 Grey Street, Wellington, New Zealand (or such other New Zealand address of Chapman Tripp as Lloyds TSB or Chapman Tripp may notify the Guarantor in writing) as its agent to accept service of process in any Proceeding commenced in th e courts of New Zealand. The Guarantor hereby irrevocably appoints the Purchaser as its agent to accept service of process in any Proceeding commenced in the courts of New Zealand. The address in New Zealand of the Purchaser is its address for service under the Companies Act. Each Party agrees

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	76

that service of any process, summons, notice or document by delivery to the above mentioned address of its process agent shall be effective service of process for any Proceeding brought against that Party in a New Zealand court.

10.16	Severability
If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable then this Agreement shall be construed as if not containing the provision held to be invalid, illegal or unenforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

10.17	No Merger
Notwithstanding any rule of law to the contrary, the agreement and undertakings set out in this Agreement shall not merge in the instruments of transfer executed pursuant to this Agreement but (to the extent that they have not been completed by performance at the completion of Closing) shall remain in full force and effect and enforceable to the fullest extent.

10.18	Further Assurances
The Parties shall execute and deliver any documents, including transfers of title, and do all things as may reasonably be required to enable the Parties to obtain the full benefit of this Agreement according to its true intent.

10.19	Entire Agreement
This Agreement and the Confidentiality Deed constitute the entire agreement between the Parties with respect to the matters dealt with herein and there are no oral or written understandings, representations or commitments of any kind, express or implied, not expressly set out in this Agreement or the Confidentiality Deed.

10.20	Amendments
Any amendments to this Agreement shall be executed by each Party in the same manner and with the same formality as this Agreement is executed.

10.21	Execution and Delivery
This Agreement shall not be binding on any Party until it has been executed and delivered by each of the Parties. An executed copy of this Agreement which is delivered by a Party by facsimile shall be binding on that Party as if it was an original.

10.22	Counterparts
This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	77

the same instrument. Delivery by a Party of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart. Furthermore, where a Party executes this Agreement by having it signed by more than one person then those persons may sign the same or different signature pages either or both of which signature pages may be delivered by facsimile.

IN WITNESS WHEREOF this Agreement has been executed as a Deed on the date first written above.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	78

FIRST SCHEDULE - SUBSIDIARIES
(Clause 1.1)

Part 1 – Wholly Owned Operating Subsidiaries

No.	Name	Country of Incorporation	Registered No.	Directors

1	Airlie Investments Limited	New Zealand	AK 1211493	SM Fyfe, JK Greenslade, MS Nyein

2	Alos Holdings Limited	New Zealand	WN 344800	JA Anderson, SM Fyfe, MS Nyein

3	Arawata Investments Limited	New Zealand	WN 16446	JA Anderson, MS Nyein, SM Fyfe (alternate for JA Anderson)

4	Argitis Holdings Limited	New Zealand	WN 372458	JA Anderson, SM Fyfe, MS Nyein

5	Black Horse Finance Limited	New Zealand	WN 37835	JA Anderson, SM Fyfe, JK Greenslade (alternate for JA Anderson)

6	Black Horse Holdings Limited	New Zealand	WN 275068	JA Anderson, SM Fyfe, MS Nyein

7	Black Horse Investments Limited	New Zealand	WN 273474	JA Anderson, SM Fyfe, MS Nyein

8	Black Horse Properties Limited	New Zealand	WN 469435	JA Anderson, SM Fyfe, MS Nyein

9	Black Horse Securities Limited	New Zealand	WN 273475	JA Anderson, SM Fyfe, MS Nyein

10	Burnley Investments Limited	New Zealand	AK 1219154	SM Fyfe, JK Greenslade, MS Nyein

11	CBC Finance Limited	British Virgin Islands	N/A	A Directors: RM Richards (alternate = SP Harvey), TL Slattery (alternate = KE Moss)

B Director: CM Wiscarson (alternate = AM Basing)

C Director: SM Fyfe (alternate = JK Greenslade)

12	Control Nominees Limited	New Zealand	WN 40482	JA Anderson, SM Fyfe, MS Nyein

13	Cortland Finance Limited	New Zealand	WN 10614137	SM Fyfe, JK Greenslade

14	Countrywide Funds Management	New Zealand	WN 373203	JA Anderson, PK Lockery
Limited

15	Countrywide Superannuation	New Zealand	WN 556330	JA Anderson, PK Lockery
Services Limited

16	Culver Finance Limited	New Zealand	WN 1134375	SM Fyfe, JK Greenslade, MS Nyein (alternate for SM Fyfe)

17	Elf Productions Limited	New Zealand	WN 889172	SM Fyfe, JK Greenslade, MS Nyein

18	Eventide Holdings Limited	New Zealand	WN 615158	JA Anderson, SM Fyfe, MS Nyein

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	79

No.	Name	Country of Incorporation	Registered No.	Directors

19	Goblin Productions Limited	New Zealand	WN 1145975	SM Fyfe, JK Greenslade, MS Nyein

20	Harcourt Corporation Limited	New Zealand	WN 275714	SM Fyfe, JK Greenslade, MS Nyein

21	Harcourt Investments Limited	New Zealand	WN 1152283	SM Fyfe, JK Greenslade, MS Nyein

22	Moginie Holdings Limited	New Zealand	WN 36923	JA Anderson, SM Fyfe, MS Nyein

23	National Bank of New Zealand Custodians Limited	New Zealand	WN 5874	JA Anderson, SM Fyfe, MS Nyein

24	Nationwide Home Loans Limited	New Zealand	WN 704812	JA Anderson, PK Lockery

25	NBNZ Finance Limited	New Zealand	WN 344792	JA Anderson, SM Fyfe, MS Nyein

26	NBNZ International Limited	New Zealand	WN 328154	JA Anderson, SM Fyfe, MS Nyein

27	NBNZ Life Insurance Limited	New Zealand	WN 428369	RA Ford, SM Fyfe, KY Wales

28	Repton Group Limited	New Zealand	WN 615161	JA Anderson, SM Fyfe, MS Nyein

29	Salient Holdings	New Zealand	WN 949448	SM Fyfe, JK Greenslade

30	Salient Holdings (No. 2)	New Zealand	WN 966073	SM Fyfe, JK Greenslade

31	Sefton Finance Limited	New Zealand	AK 1272956	SM Fyfe, J K Greenslade, MS Nyein

32	Ship Finance Limited	New Zealand	WN 261053	JA Anderson, SM Fyfe, MS Nyein

33	South Pacific Merchant Finance Limited	New Zealand	WN 26351	JA Anderson, SM Fyfe, MS Nyein

34	Southpac Corporation Limited	New Zealand	WN 40594	JA Anderson, SM Fyfe, MS Nyein

35	Southpac Securities Limited	New Zealand	WN 40593	JA Anderson, SM Fyfe, MS Nyein

36	The National Bank of NewZealand Limited	New Zealand	WN 276922	JA Anderson, BMJDineen, SM Fyfe, NMT Geary, JW Gilks, DP Pritchard, DT Spring, SC Targett, WJ Whineray, CM Wiscarson

37	Trillium Holdings Limited	New Zealand	WN 949251	SM Fyfe, JK Greenslade

38	Urchin Productions Limited	New Zealand	WN 27280	SM Fyfe, JK Greenslade, MS Nyein

Part 2 – Wholly Owned Non-Operating Subsidiaries

1	Abbey Life Limited	New Zealand	WN 21087	JA Anderson, SM Fyfe, MS Nyein

2	Corvine Investments Limited	New Zealand	AK 1074900	SM Fyfe, JK Greenslade, MS Nyein

3	Karapiro Investments Limited	New Zealand	WN 876248	JK Greenslade, MS Nyein

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	80

4	Lloyds NZA Pty Limited	Australia	ACN 077769594	JA Anderson, SM Fyfe, GC Harris

5	NBNZ Holdings (Hong Kong) Limited	Hong Kong	236261	SNR Evans, KL Lee (known as Clemence), MS Nyein

6	NBNZ Holdings (Australia) Pty Limited	Australia	ACN 067055921	JA Anderson, SM Fyfe, MJ Kunstler, GC Harris

6	Nationwide Mortgage Brokers Limited	New Zealand	WN 919988	DR O’Callaghan

7	Philodendron Investments Limited	New Zealand	WN 32453	JA Anderson, SM Fyfe, MS Nyein

8	Receivables Warehouse Limited	New Zealand	AK 965276	AG Blackie

9	Ronaldo Enterprises Limited	New Zealand	AK 899010	JK Greenslade, AG Blackie

10	South Pacific Merchant Finance (Australia) Pty Limited	Australia	ACN 077769512	JA Anderson, SM Fyfe, GC Harris

11	Southpac Corporation (Australia) Pty Limited	Australia	ACN 077332864	JA Anderson, SM Fyfe, GC Harris

12	Southpac Holdings Limited	New Zealand	WN 40592	JA Anderson, SM Fyfe, MS Nyein

13	Southpac Investment Management (Australia) Pty Limited	Australia	ACN 077332800	JA Anderson, SM Fyfe, GC Harris

14	Southpac Trusts Limited	New Zealand	WN 40472	JA Anderson, SM Fyfe, MS Nyein

15	VPM Investments Limited	New Zealand	WN 573530	JA Anderson, PK Lockery

Part 3 – Partly Owned Subsidiaries

No.	Name and Ownership Percentage	Country of Incorporation	Registered No.	Directors

1	Amberley Investments (50%)	New Zealand	AK 1278452	GM Baldes, RD Beran, SM Fyfe, JK Greenslade, MS Nyein

2	Gold Liquid Investments Limited (25%)	Cayman Islands	N/A	D Brealey, RR Seggins, NC Edmonds, BW du Pon, AJ Senior

3	Maplestead Corporation (65%)	United States of America	N/A	SH Sitver, DL Poling, KM Furlong

4	Nerine Finance No 2 (65%)	New Zealand	AK 1210175	JJ Cassano, DL Poling

5	Northpac Holdings Limited (53%)	New Zealand	WN 33669	JA Anderson, SM Fyfe, MS Nyein

6	Three Starz Corporation (65%)	United States of America	N/A	A Barkle, A Geczy, MP Humes, WH Wolf

7	Whitelaw Investments (99.9%)	New Zealand	AK 1219683	PL Reddy, AR Meehan, MD Lang

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	81

Part 4 – Other Companies In Which Shares Beneficially Held By NBNZ Group
Members

No.	Name and Ownership Percentage	Country of Incorporation	Registered No.	Shares Held

1	Electronic Transaction Services	New Zealand	WN 438574	22,500 ordinary
Limited (25%)

2	ILSC Limited (11.63%)	New Zealand	WN 816575	100,000 ordinary

3	Interchange and Settlement	New Zealand	WN 642067	1,732 ordinary
Limited (12.66%)

4	Mondex New Zealand Limited	New Zealand	WN 806135	12 ordinary
(20%)

5	Pukete Industrial Holdings Limited	New Zealand	WN 343179	10,000 ordinary
(0.01%)

6	Visa New Zealand Limited (20%)	New Zealand	AK 1228250	1 Principal Share and
1 Plus Share

Part 5 – Other Entities In Which Interests Beneficially Held By NBNZ Group
Members

No.	Name	Ownership Percentage

1	Countrywide Endeavour Building Society	100%

2	Salient Trust	100%

3	Salient Trust II	100%

4	Starz Trust	65%

5	The Fellowship Syndicate Partnership	25%

6	The King Returns Syndicate Partnership	40%

7	The Towers Syndicate Partnership	30%

8	Southpac Property Trust No. 3	Unknown

9	Southpac Global Trust	Unknown

10	Southpac Global Fixed Interest Trust	Unknown

11	Southpac NZ Fixed Interest Trust	Unknown

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	82

SECOND SCHEDULE - CLOSING ACCOUNTS

(Clause 3.5)

1	ACCOUNTING POLICIES

1.1	The Closing Accounts will be prepared:

	(a)	in accordance with NZ GAAP applied in a manner which is consistent with the manner in which it was applied for the purposes of the June Accounts, subject to paragraphs 1.1(b) and 1.1(c);

	(b)	so as to apply the accounting policies stated in the notes to the June Accounts and applied in the preparation of the June Accounts, subject to paragraph 1.1(c); and

	(c)	so as to apply the specific accounting policies referred to in paragraph 1.2. The inclusion in paragraph 1.2 of one or more specific accounting policies which are also applicable under NZ GAAP and/or under the accounting policies stated in the notes to the June Accounts does not, in itself, limit the application of NZ GAAP or those accounting policies in relation to other matters.

1.2	The following specific accounting policies shall apply to the preparation of the Closing Accounts:

	(a)	Properties: Land and buildings with a written down book value of more than $1 million as at 30 September 2003 will be included in the Closing Accounts at their market values as determined on an ongoing use basis by reference to independent valuations conducted during the Interim Period by CB Richard Ellis or such other valuer as may be agreed between Lloyds TSB and the Purchaser such valuations to be undertaken in a manner consistent with New Zealand Property Institute Valuation Standard 3–Valuations for Financial Statements. The valuations are to assume notional leases over owner occupied properties, on market terms and conditions reflecting a similar tenant profile and of a similar type and location. The valuation reports shall set out the basic terms of the assumed lease including the notional lease term, market rental, responsibility for outgoings, the basis and frequency of rental reviews and any other terms and conditions applicable to a typical lease of like nature in the market at the date of the valuation;

	(b)	Provisioning: The following policies, being the provisioning policies applied in the preparation of the June Accounts, shall apply to provisioning for bad or doubtful debts in the Closing Accounts and accordingly:

(i) there will not be any general provision;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	83

	(ii)	a statistically based specific provision will be made in relation to the National Bank’s personal banking portfolio (comprising home lending, retail overdrafts, personal lending and credit cards) based on the application of the same methodology as was applied to the specific provision in relation to that portfolio for the purposes of the June Accounts:

	(iii)	in relation to the National Bank’s other portfolios (being Treasury, rural, corporate and commercial and business banking portfolios and all other lending that is not included in the personal banking portfolio referred to in (ii) a bove) specific provisioning shall be based on an assessment of the appropriate specific provisioning that should be made as at the Closing Date having regard to NZ GAAP and the National Bank’s accounting policies as applied for the purposes of the June Accounts. For the avoidance of doubt specific provisions may be created as at the Closing Date even though a particular customer was not named in the National Bank’s Watchlist A Report, Watchlist B Report or Watchlist C Report on the date falling one month prior to the Closing Date.

(c)	Bonuses: It is agreed that:

	(i)	full provision will be made for any outstanding balances for retention bonuses;

	(ii)	provision will be made in accordance with normal accrual accounting for the pro -rata proportion of bonuses payable to staff under bonus arrangements existing at the Closing Date; and

	(iii)	For the avoidance of doubt any payment which Lloyds TSB has contracted to make to an employee on account of or in relation to the sale of the Shares shall not be treated as a payment by the NBNZ Group.

(d)	Superannuation Fund: A provision shall be made in the amount of NZ$63 million (with a corresponding increase of NZ$20 million in the deferred tax asset) for the purposes of ensuring that the shortfall in the superannuation Fund Shortfall as at 30 April 2003 is fully provided by the NBNZ Group other than to the extent the shortfall has been met as at the day before the Closing Date.

(e)	Project Accruals: For the avoidance of doubt, no accrual will be made in respect of any project for the integration of the NBNZ Group with the business of the Purchaser or the Guarantor (or the business of a subsidiary of either of them).

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	84

	(f)	Tax Provision: The unallocated provision for Tax of NZ$11.6 million in the June Accounts shall be maintained.

	(g)	Equity Accounting: Subject to satisfying the materiality criteria, investments in associated companies shall be equity accounted as required by law.

	(h)	Maintenance of Provisions: The Closing Accounts should maintain appropriate levels of “operating” and “other” provisions, utilising the same accounting policies as were used in creating the provisions that were reflected in the “Other Liabilities” section of the June Accounts.

1.3	If:

	(a)	there is any inconsistency between NZ GAAP and the accounting policies applied in the preparation of the June Accounts then, in the preparation of the Closing Accounts, the accounting policies applied in the preparation of the June Accounts will prevail; and

	(b)	there is any inconsistency between, on the one hand, NZ GAAP and/or the accounting policies applied in the preparation of the June Accounts and, on the other hand, the specific accounting policies referred to in paragraph 1.2 then, in the preparation of the Closing Accounts, the specific accounting policies referred to in paragraph 1.2 will prevail.

2	PREPARATION OF CLOSING ACCOUNTS

2.1	Preparation of Accounts: As soon as is practicable after the Closing Date the Purchaser will arrange for NBNZ Holdings to prepare (in accordance with the Accounting Policies):

	(a)	a consolidated statement of financial performance for the NBNZ Group for the Accounting Period;

	(b)	a consolidated statement of the NBNZ Group’s financial position as at the day before the Closing Date;

	(c)	a consolidated statement of movements in equity for the NBNZ Group for the Accounting Period;

	(d)	a statement of the accounting policies (including, as applicable, particular policies stated or referred to in the Accounting Policies) applied in the preparation of the statements referred to in (a), (b) and (c); and

	(e)	the notes accompanying, and forming part of, the statements referred to in (a), (b), and (c) above,

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	85

with the intention that such financial statements shall be available to be audited no later than 30 Business Days after the Closing Date.

2.2	Audit: Lloyds TSB and the Purchaser will arrange for PricewaterhouseCoopers to audit the financial statements referred to in paragraph 2.1 with the intention that such audited financial statements shall be available to the Parties no later than 50 Business Days after the Closing Date. Those financial statements shall be accompanied by an audit opinion from PricewaterhouseCoopers to Lloyds TSB and the Purchaser that such financial statements give a true and fair view of the financial position of the NBNZ Group as at the day before the Closing Date and its financial performance for the Accounting Period and that they comply with the Accounting Policies.

2.3	Nature of Accounts: The preparation and audit of the financial statements referred to in paragraph 2.1 shall be as full and complete as if they were financial year-end and tax year-end financial statements of the NBNZ Group.

2.4	Materiality: In the audit of the financial statements referred to in paragraph 2.1, PricewaterhouseCoopers shall apply a materiality threshold of NZ$2.5 million or such higher amount as may beagreed in writing between Lloyds TSB and the Purchaser.

2.5	Provision of Information: The Parties shall, and the Purchaser shall procure that the NBNZ Group shall:

(a) provide or ensure the provision of all information and assistance (including, without limitation, access to all relevant books and records) which may reasonably be required by PricewaterhouseCoopers in connection with the preparation and audit of the Closing Accounts; and

(b) co-operate fully with each other and PricewaterhouseCoopers in relation to the expeditious preparation, delivery and audit of the Closing Accounts including, without limitation, complying with any reasonable direction of PricewaterhouseCoopers concerning the preparation or audit of the Closing Accounts.

2.6	Review of Statement: On completion of the preparation and audit of the financial statements referred to in paragraph 2.1 :

(a) Lloyds TSB and the Purchaser will arrange for delivery of drafts of the financial statements and the audit opinion referred to in paragraph 2.2 to Lloyds TSB and the Purchaser and, in the absence of manifest error, the audited financial statements so delivered will be conclusive and binding on the Parties;

(b) unless, within 10 Business Days after the delivery to Lloyds TSB and the Purchaser of a draft of the financial statements pursuant to

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	86

paragraph 2.6(a), Lloyds TSB or the Purchaser notifies the other of them in writing that there is a manifest error in such financial statements which means that they do not give a true and fair view of the financial position of the NBNZ Group as at the day before the Closing Date and/or its financial performance for the Accounting Period and/or that they do not comply with the Accounting Policies (and provides details of any such error) then at the end of that period of 10 Business Days those financial statements will become, and be deemed to be designated, the Closing Accounts.

2.7	Agreed Correction: If:

(a) within 10 Business Days after the delivery to Lloyds TSB and the Purchaser of the draft financial statements pursuant toparagraph 2.6(a), either of Lloyds TSB or the Purchaser makes a notification to the other in accordance with paragraph 2.6(b); and

(b) PricewaterhouseCoopers agrees that there is a manifest error and a correction is required,

then Lloyds TSB and the Purchaser will arrange for PricewaterhouseCoopers to make the necessary correction to those draft financial statements whereupon PricewaterhouseCoopers will sign their audit report and deliver it with the final corrected financial statements to Lloyds TSB and the Purchaser. As soon as those documents are so delivered then those financial statements (as so corrected) will become, and be deemed to be designated, the Closing Accounts.

2.8	Disputes: If there is a dispute between Lloyds TSB and the Purchaser as to whether there is such a manifest error in the draft financial statements delivered under paragraph 2.6(a) then unless they agree a resolution of the matter in writing within 10 Business Days after the delivery of those financial statements under paragraph 2.6(a), the matter in dispute will be referred for determination pursuant to paragraph 3 and upon the determination of the dispute such financial statements (amended, if necessary, to take into account such determination) will become, and be designated, the Closing Accounts.

3	DETERMINATION OF DISPUTES

3.1	If a matter in dispute is required to be referred for determination pursuant to paragraph 2.8 then:

(a) the matter in dispute shall be referred by either Lloyds TSB or the Purchaser to an independent internationally recognised firm of chartered accountants agreed by Lloyds TSB and the Purchaser or, in default of such agreement, appointed by the President for the time being of the Institute of Chartered Accountants of New Zealand;

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	87

	(b)	that firm will review all relevant documents and information and it will state in a signed decision its opinion regarding the disputed item or items and what correction (if any) is necessary to the financial statements prepared pursuant to paragraph 2.1 to correct any relevant manifest error and upon delivery of that decision to Lloyds TSB and the Purchaser those financial statements as so adjusted will become, and be designated as, the Closing Accounts;

	(c)	such determination shall be:

		(i)	made by that firm as an expert, and not as an arbitrator (and the Arbitration Act 1996 shall not apply to the firm’s consideration of the matter);

		(ii)	delivered within 10 Business Days of that firm receiving its instructions; and

		(iii)	be final and binding on the Parties; and

	(d)	the Parties shall co-operate with each other to provide and the Purchaser will ensure that the NBNZ Group provides, the relevant firm with all information reasonably required by it to complete its determination.

2	FEES AND DISBURSEMENTS OF ACCOUNTING FIRMS
The fees and disbursements of PricewaterhouseCoopers and of any firm appointed under paragraph 3 shall be borne by Lloyds TSB and the Purchaser in equal shares.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	88

THIRD SCHEDULE - VENDOR WARRANTIES

(Clause 6.1)

1	LLOYDS TSB CORPORATE AUTHORITY

1.1	Power and Authority : Each of the Vendor and Lloyds TSB has full power, authority and legal right to enter into those of this Agreement and the Trade Mark Licence to which it is a party and to observe and perform its respective obligations hereunder and thereunder and has taken all necessary corporate and other action, and obtained all consents, necessary to authorise its execution, delivery and performance of those of this Agreement and the Trade Mark Licence to which it is a party.

1.2	Binding and enforceable obligations: This Agreement and the Trade Mark Licence constitute the legal, valid and binding obligations of each of the Vendor (in the case of this Agreement only) and Lloyds TSB enforceable against the Vendor (in the case of this Agreement only) and Lloyds TSB respectively in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws relating to or affecting creditors’ rights.

1.3	No Breach or Violation: The execution and delivery of this Agreement and the Trade Mark Licence by the Vendor (in the case of this Agreement only) and Lloyds TSB and the performance by each of them of their respective obligations under this Agreement does not and will not exceed any power granted to either of them by, or constitute, or result in, a breach or violation of:

(a) any provision of any law or any rule or directive of any court or governmental or regulatory agency or authority to which the Vendor or Lloyds TSB is subject; or

(b) any agreement or instrument to which the Vendor or Lloyds TSB is a party or by which it is bound.

1.4	Solvency and Purpose: Each of the Vendor and Lloyds TSB is:

(a) not insolvent; and

(b) entering into this Agreement and (in the case of Lloyds TSB only) the Trade Mark Licence in good faith and for a proper purpose and in its best interests.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	89

2	THE SHARES

2.1	Title: The Vendor has legal and beneficial title to the Shares free and clear of all encumbrances.

2.2	Power and authority: The Vendor has full right, power and authority to sell the Shares to the Purchaser pursuant to this Agreement free and clear of all encumbrances.

2.3	Fully Paid Shares: The Shares comprise all of the issued shares in the capital of NBNZ Holdings and are fully paid and no other payments are due or payable to NBNZ Holdings or any other person on or in respect of the Shares.

2.4	No obligation to dispose of Shares: Neither the Vendor nor any Group Company is under any obligation of any kind, whether actual or contingent, to sell, encumber or otherwise dispose of or deal with any of the Shares or any interest in the Shares, except as is provided for in clause 2.1 of this Agreement.

3	EQUITY CAPITAL AND OTHER INTERESTS

3.1	Further issue of capital, options: Other than, in the case of NBNZ Holdings,the Shares and, in the case of each other Group Company listed in Part 1 or Part 2 of the First Schedule, shares in that Group Company held by NBNZ Holdings or another Group Company, no such Group Company has issued to any person any equity securities (as defined in the Securities Act 1978). No third party has any right to call for the issue, allotment or transfer of any shares or other equity securities held by any Group Company in any other Group Company,except as provided for in clause 2.1 of this Agreement.

3.2	Rights attaching to Shares: All of the rights, powers, privileges, entitlements,conditions and restrictions attaching to the shares in the capital of each Group Company (other than Countrywide Endeavour Building Society) are specified in its Constitution (or its equivalent constitutive document) or specified in section 36 of the Companies Act (or in any relevant statutory equivalent).

3.3	Dividends and distributions: No Distribution (whether of, or on account of,the profits, retained earnings or capital of a Group Company or otherwise) has been declared, made or paid by a Group Company during the period since 30 June 2003, except for (i) the Permitted Dividends and (ii) dividends paid from one Group Company to another.

3.4	Permitted Dividends: All of the requirements of the Companies Act in relation to the payment of the Permitted Dividends have been, or will be, complied with.

3.5	Subsidiaries: All of the shares in the capital of each of the companies named in Part 1 and Part 2 of the First Schedule are beneficially owned by NBNZ Holdings or another Group Company.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	90

3.6	Other shares: No Group Company beneficially owns any shares in any other company, other than another Group Company or another company referred to in Part 3 or Part 4 of the First Schedule.

3.7	Partly-Owned Subsidiaries and Associated entities: The NBNZ Group beneficially owns the shares referred to inPart 3 and Part 4 of the First Schedule.

3.8	Non-Corporate Entities: A Group Company beneficially holds that ownership percentage in each of the entities listed inPart 5 of the First Schedule as is stated in that Part 5.

4	NBNZ GROUP CORPORATE EXISTENCE

4.1	Form of Constitution: The form of Constitution or equivalent constitutive document of each relevant Group Company filed with the Registrar of Companies as at 30 September 2003 is the current and complete Constitution of that Group Company.

4.2	No Breach of Constitution: Neither the execution of this Agreement, nor the transfer of the Shares to the Purchaser pursuant to this Agreement, will cause a breach of the Constitution of any Group Company.

4.3	Corporate Existence: Each Group Company has the corporate power to own its own assets and to carry on the business being carried on by it as at the Execution Date.

4.4	Branches: No Group Company incorporated in New Zealand conducts business outside New Zealand other than NBNZ International Limited which operates a London branch and the National Bank whose ordinary banking activities involve the conduct of business (including through internet banking) outside New Zealand.

4.5	Non Operating Companies: No Group Company named in Part 2 of the First Schedule is presently carrying on business.

4.6	No Insolvency Event: As at the Execution Date, no Insolvency Event has occurred and is continuing, or is threatened, except that steps are being taken to wind up or otherwise dissolve the Wind-up Companies.

5	PROPERTY INTERESTS

5.1	Complete List: As at the Execution Date the Property Interests comprise all the interests of the NBNZ Group in land and buildings owned by, or leased to, any Group Company.

5.2	Title: Each Group Company has marketable title to each of the freehold Property Interests of that Group Company, free from any encumbrance or tenancy (other

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	91

than Permitted Encumbrances), and is entitled to vacant possession of the relevant properties, save for certain leases of retail space granted by a Group Company, information on which leases has been provided to the Purchaser in the Disclosure Information.

5.3	Leasehold Interests: Where a Group Company occupies premises pursuant to a lease then, as at the Execution Date, that Group Company has not received notice of any material breach by it of the terms of that lease or notice of the termination of the relevant lease (other than termination by the effluxion of time) and, so far as the Vendor is aware, that Group Company has not committed any subsisting material breach of that lease.

5.4	Harmful Substances: So far as the Vendor is aware, as at the Execution Date no hazardous substance (as defined in the Hazardous Substances and New Organisms Act 1996) and no contaminant or harmful substance (as defined in the Resource Management Act 1991) has been used by a Group Company in connection with, or deposited or discharged by a Group Company onto or beneath the surface of, any land or buildings presently owned or occupied by any Group Company except as permitted by law.

6	LITIGATION

6.1	No litigation: As at the Execution Date, no Group Company is engaged or involved in any litigation, arbitration, mediation, claim, prosecution or other legal proceedings (proceedings), whether as plaintiff, defendant or otherwise, other than:

(a) the matters listed in the board paper number 5(b) for the meeting of the board of directors of the National Bank held on 24 July 2003 (being Document 14.10.1.4 in the Data Room Index); and

(b) debt collection matters involving the collection of not more than NZ$5,000,000 in the aggregate in the ordinary course of business,

and, so far as the Vendor is aware, there are no proceedings pending or threatened as at the Execution Date.

6.2	No enquiries or dispute: As at the Execution Date no Group Company is involved in any enquiry by, or in dispute with, a governmental, regulatory or municipal authority or board of enquiry or commission or any other administrative body (whether judicial or quasi-judicial), except for the matters referred to in clause 7.3(h) and matters involving other participants (in each case including the Purchaser) in the New Zealand banking industry.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	92

7	LEGAL COMPLIANCE

7.1	Company holds all consents: Each Group Company holds those statutory and regulatory consents the absence of which would materially adversely affect the business of the NBNZ Group but neither this paragraph 7.1 nor paragraph 7.2 applies to the National Bank’s banking licence which is dealt with in paragraph 7.3.

7.2	No withdrawal or revocation of consents: No Group Company has done or omitted to do any act or thing which will cause any of those statutory and regulatory consents to be revoked or withdrawn.

7.3	Status as a registered bank: The National Bank is presently complying with all the conditions imposed on it by the Reserve Bank of New Zealand under the Reserve Bank of New Zealand Act 1989 in granting to it status as a registered bank.

7.4	General Legal Compliance: As at the Execution Date, each Group Company has, in a manner and to an extent generally consistent with customs and practices adopted by the Purchaser and all or some of the other New Zealand registered banks in the New Zealand banking industry generally, complied in all material respects with all relevant laws and other directives, codes or other requirements of Government Authorities withwhose directives, codes or other requirements New Zealand registered banks customarily comply.

8	FINANCIAL STATEMENTS

8.1	Latest Annual Accounts: The Latest Annual Accounts of the NBNZ Group:

(a) complied with generally accepted accounting practice in New Zealand as at 31 December 2002; and

(b) gave, as at 31 December 2002, a true and fair view of the financial position of NBNZ Holdings and the NBNZ Group as at that date and their financial performance and cash flows for the year ended on that date.

8.2	June Accounts: The June Accounts:

(a) complied with generally accepted accounting practice in New Zealand as at 30 June 2003; and

(b) gave, as at 30 June 2003, a true and fair view of the financial position of NBNZ Holdings and the NBNZ Group as at that date and their financial performance and cash flows for the 6 months ended on that date.

8.3	Closing Accounts: The Closing Accounts will give a true and fair view of the financial position of NBNZ and the NBNZ Group as at the day before the Closing

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	93

Date and their financial performance for the Accounting Period, if the Purchaser has ensured that the Closing Accounts (which will be prepared after Closing) are prepared in accordance with the Accounting Policies.

9	ASSETS

9.1	Watchlist A Report: The Watchlist A Report as at 30 September 2003 provided to the Purchaser before the Execution Date as part of the Black Box Documents forming part of the Disclosure Information (Item 17.2 in the Data Room Index) was prepared in accordance with the same watchlist policies as those consistently applied by the National Bank since 1 January 2003.

9.2	Title to assets: As at 30 June 2003 a Group Company owned each asset that the NBNZ Group is shown to own in the June Accounts and as at the Closing Date a Group Company will own each asset that the NBNZ Group is shown to own in the Closing Accounts.

9.3	No encumbrances: No Group Company will have created or agreed to create any encumbrance over any assets it is shown to own in the Closing Accounts, except for Permitted Encumbrances.

10	MATERIAL CONTRACTS

10.1	Disclosure: All Material Contracts have been disclosed as part of the Disclosure Information.

10.2	Compliance: Each Material Contract is being complied with in all material respects by the Group Company that is a party to that contract except for, to the extent applicable, any non-compliance arising from the sale of the Shares.

10.3	Disputes and Termination: As at the Execution Date:

(a) there are no unresolved disputes under a Material Contract between that Group Company and another party to that contract; and

(b) so far as the Vendor is aware, no Group Company has received notice of the termination of a Material Contract (other than termination by the effluxion of time).

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	94

11	EMPLOYEES AND SUPERANNUATION

11.1	Senior Executives: The details about the employment package of the senior executives of the National Bank disclosed to the Purchaser in the Schedule of Senior Executive Remuneration Details being one of the Black Box Documents forming part of the Disclosure Information (Item 17.1 in the Data Room Index) are true and correct as at the Execution Date.

11.2	Termination: There are no contracts of employment or consultancy or service agreements or other similar employment contracts between any Group Company and any of its directors or employees that, under the terms (other than any terms which may be unilaterally imposed by any court or tribunal of competent jurisdiction) of the relevant contract, cannot be terminated by the relevant Group Company without the payment of compensation (including redundancy compensation) or damages on three months’ notice.

11.3	Company obligation to contribute to superannuation schemes: No Group Company is under any present or future obligation to make any contribution to, or other payment on account of, any superannuation, pension, retirement or similar scheme or arrangement, other than contributions to the Staff Superannuation Fund.

11.4	Change to terms of employment: Since 30 June 2003 no Group Company has made, or agreed to make, any additions or alterations in the remuneration or conditions of employment of any employee other than (i) routine wage or salary increases or other routine adjustments made in accordance with the National Bank Group’s customary review policies and procedures (including the annual review of the remuneration of the National Bank’s managerial personnel as at 1 October 2003) which were notified to the Guarantor prior to the Execution Date, and (ii) pursuant to any other commitment made by a Group Company before the Execution Date and disclosed in writing to the Guarantor before the Execution Date.

11.5	No share incentive, option or profit sharing schemes: Other than (i) the National Bank’s usual performance related remuneration schemes (which were disclosed in the Disclosure Information) and (ii) certain other arrangements which have been disclosed to the Guarantor in the Disclosure Letter, neither the Vendor nor Lloyds TSB nor any Group Company has in existence in respect of any employee of any Group Company any share incentive scheme, share option scheme or profit sharing scheme.

11.6	No commission arrangements: Other than (i) the National Bank’s usual performance related remuneration scheme (which were disclosed in the Disclosure Information) and (ii) its mobile mortgage manager commission arrangements (in each case as disclosed in the Disclosure Information), there are no schemes in operation in relation to the business of any Group Company under which any employee of that Group Company or any other Group Company or any

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	95

other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or gross assets of that Group Company.

11.7	Staff Superannuation Fund: With respect to the Staff Superannuation Fund there are no outstanding unpaid contributions to that Fund on the part of any Group Company, except the Superannuation Funding Shortfall.

11.8	ACC Rating: The National Bank’s experience rating under the Accident Rehabilitation and Compensation Insurance (Experience Rating) Regulations 1993 has not led to its basic ACC employer premium being increased or loaded in the current premium liability year.

12	BOOKS AND RECORDS

12.1	Maintenance of books: Each Group Company has properly kept and maintained in all material respects and has in its possession all necessary books of account (reflecting, in accordance with the Accounting Policies, all transactions effected by that Group Company or to which it has been a party), minute books, records, its share register and other statutory registers and books. All financial transactions of the NBNZ Group have been accurately recorded in all material respects in such books and records.

12.2	No Resolutions: Since the Balance Date no Group Company has passed, and pending Closing will not pass, any resolution in general meeting or any resolution pursuant to section 122 of the Companies Act except for ordinary resolutions (i) approving the Latest Annual Accounts and the June Accounts, (ii) appointing Directors and auditors, and (iii) facilitating the payment of the Permitted Dividends.

13	TRADE MARKS

13.1	Ownership: Lloyds TSB is the sole beneficial owner of the Lloyds TSB Trade Marks (except for the DEPOSITPOINT trade mark registration 299365 (which is proposed to be transferred from the National Bank to Lloyds TSB)) and the National Bank is the sole beneficial owner of the NBNZ Trade Marks.

13.2	Registration: Each of the Lloyds TSB Trade Marks and the NBNZ Trade Marks which is a registered trade mark is validly registered in New Zealand under the Trade Marks Act 2003.

13.3	Disputes: As at the Execution Date none of the Lloyds TSB Trade Marks or the NBNZ Trade Marks is:

(a) the subject of any outstanding or threatened challenge, dispute, claim or proceeding for infringement or contested ownership; or

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	96

(b) subject to any proceeding for cancellation, revocation, opposition or rectification of the New Zealand registration.

13.4	Rights: None of the Lloyds TSB Trade Marks or the NBNZ Trade Marks infringes the rights of any other person.

13.5	Infringement: As at the Execution Date none of the Lloyds TSB Trade Marks or the NBNZ Trade Marks is being infringed by any person, so far as the Vendor is aware.

14	OTHER INTELLECTUAL PROPERTY

14.1	Ownership: A Group Company is:

(a) the sole beneficial owner of those domain names of which it is the registered proprietor; and

(b) owns, or is entitled to use, those copyrights in promotional and advertising materials reasonably required for its publicity and promotional strategies.

14.2	No Infringements: So far as the Vendor is aware as at the Execution Date, none of the intellectual property assets referred to in paragraph 14.1 infringes the rights of any other person.

15	INFORMATION TECHNOLOGY

15.1	Access to Hardware and Software: The NBNZ Group’s main operating system hardware and main operating system software, and its other material hardware and material software, are owned by, or otherwise available to, the NBNZ Group.

15.2	Access to Data: The NBNZ holds, or has the requisite contractual access to, that of its stored electronic data to which access by the NBNZ Group is necessary for the operation of the NBNZ Group’s business.

16	MANAGED FUNDS

16.1	Scope: Those managed funds listed in the definition of “Managed Funds” in this Agreement comprise all of the investment or superannuation funds of which a Group Company is the issuer or the manager.

16.2	Allotment: No allotment of any security in relation to any Managed Fund has been made except pursuant to a registered prospectus (where such a prospectus is required by law).

16.3	Unit Pricing: As at the Execution Date, no claims have been made or threatened and, so far as the Vendor is aware, are likely to be made or threatened, a rising out of the failure of a Group Company to calculate properly

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	97

any distribution of money from a Managed Fund or the amount payable to or by that Managed Fund on the issue or redemption of securities in that Managed Fund.

16.4	Financial Statements: The Latest Annual Accounts of each Managed Fund:

(a) complied with generally accepted accounting practice in New Zealand as at the date as at which they were prepared; and

(b) gave, as at the end of its most recently completed financial year, a true and fair view of the financial position of the relevant Managed Fund as at the end of that financial year and its financial performance and cash flows for that financial year.

16.5	No Breach: As at the Execution Date no Group Company has received notice that a Group Company is in breach of its obligations under any trust deed constituting a Managed Fund or a management agreement under which a Group Company manages a Managed Fund.

16.6	Trust Deed: During the Interim Period each Group Company that is the manager of a Managed Fund will comply in all material respects with its obligations under the Trust Deed constituting that Managed Fund.

16.7	No Winding Up: As at the Execution Date no steps have been taken by a Group Company or the relevant Trustee to wind up a Managed Fund.

17	DISCLOSURE INFORMATION

So far as the Vendor is aware, as at the Execution Date, the Disclosure Information (when taken as a whole so that all relevant information is taken into account with respect to the particular subject matter) does not:

(a) contain any untrue information which is material in the context of that particular subject matter; or

(b) omit to state any information which is material in the context of that particular subject matter.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	98

FOURTH SCHEDULE – PURCHASER WARRANTIES

(Clause 6.13)

1	LEGAL AUTHORITY

1.1	Power and Authority: Each of the Purchaser and the Guarantor has full power, authority and legal right to enter into this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate and other action to authorise its execution, delivery and performance of this Agreement.

1.2	Binding Obligations: This Agreement constitutes the legal, valid and binding obligations of the Purchaser and the Guarantor enforceable against each of them in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws relating to or affecting creditors’ rights.

1.3	No Breach of Violation: The execution and delivery of this Agreement by the Purchaser and the Guarantor and the performance by each of them of their respective obligations under this Agreement do not and will not exceed any powergranted to either of them by, or constitute, or result in, a breach or violation of any provisions of:

(a) any consent or any law or any rule or directive of any court orgovernmental or regulatory agency or authority to which the Purchaser orthe Guarantor is subject; or

(b) the Constitution or other constitutive documents of the Purchaser or the Guarantor.

1.4	Solvency and Purpose: Each of the Purchaser and the Guarantor is:

(a) not insolvent; and

(b) entering into this Agreement in good faith and for a proper purpose and in its best interests.

2	GENERAL

2.1	Consents: All consents required to be obtained, made or effected by the Purchaser or the Guarantor under or by virtue of the laws of New Zealand or any other country by which the Purchaser or the Guarantor is bound, in connection with, or arising out of the execution and delivery by the Purchaser and the Guarantor of, and the performance by the Purchaser and the Guarantor of their respective obligations under, this Agreement or, where relevant, the transfer ofthe Shares to the Purchaser have been duly obtained and are at the Execution Date, and will be at the Closing Date, in full force and effect (subject to law) and

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	99

any condition contained therein or otherwise applicable thereto has been, and as at the Closing Date will have been, complied with or fulfilled.

2.2	No Litigation: Neither the Purchaser nor the Guarantor is involved, whether as plaintiff or defendant or otherwise, in any legal action, proceeding or arbitration in connection with this Agreement or the purchase of the Shares and no such legal action, proceeding or arbitration is pending or threatened.

2.3	Vendor Warranties: As at the Execution Date, neither the Purchaser nor the Guarantor is aware of any breach of any Vendor Warranty or of any warranty set out in clause 7.3 which may give rise to a claim by either of them against the Vendor or Lloyds TSB under or arising out of this Agreement.

2.4	Closing Accounts: The Closing Accounts will be prepared in accordance with the Accounting Policies.

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	100

EXECUTED by
Lloyds TSB Bank plc by
being signed by its Attorney in the
presence of:

Name:
Name:	Title:

Occupation:

Address:

EXECUTED by
Lloyds Bank Subsidiaries Limited by
being signed by its Attorney in the
presence of:

Name:
Name:	Title:

Occupation:

Address:

EXECUTED by
Australia and New Zealand Banking
Group Limited by
being signed by its Attorney in the presence
of:

Name:	Name:
Title:
Occupation:

Address:

NBNZFinal Share Sale Agreement

Back to Contents

SHARE SALE AGREEMENT	101

EXECUTED by
ANZ Banking Group (New Zealand)
Limited by being signed by its authorised
signatories in the presence of:

Name:	Name:
Title:
Occupation:

Address:
Name:
Title:

NBNZFinal Share Sale Agreement